UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Capstead Mortgage Corporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 4, 2011

To the stockholders of

CAPSTEAD MORTGAGE CORPORATION:

The annual meeting of stockholders of Capstead Mortgage Corporation, a Maryland corporation, will be held at 8401 North Central Expressway, Suite 345, Dallas, Texas on Wednesday, May 4, 2011 beginning at 9:00 a.m., Central time, for the following purposes:

(1)	To elect seven directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified;

(2a)	To consider advisory approval of our compensation philosophy;

(2b)	To consider advisory approval of the compensation granted to our executive officers in 2010;

(3)	To hold an advisory vote on the frequency of votes on our executive compensation;

(4)	To re-approve the Capstead Mortgage Corporation Second Amended and Restated Incentive Bonus Plan; and

(5)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

In the discretion of the proxies, the meeting may include the transacting of any other business that may properly come before the annual meeting of stockholders or any adjournment of the annual meeting.

** PLEASE VOTE NOW **	YOUR VOTE IS IMPORTANT	** PLEASE VOTE NOW **

Stockholders of record at the close of business on February 23, 2011 will be entitled to notice of and to vote at the annual meeting of stockholders. It is important your shares are represented at the meeting regardless of the size of your holdings. Whether or not you plan to attend the annual meeting of stockholders in person, please vote your shares as promptly as possible by telephone, via the internet, or by signing, dating and returning your proxy card. Voting promptly saves us the expense of a second mailing or telephone campaign, and reduces the risk that the annual meeting of stockholders is adjourned because of the lack of a quorum. Voting by the internet or telephone helps reduce postage and proxy tabulation costs. See the “Voting” section of this proxy statement for a description of voting methods.

Stockholders please note that New York Stock Exchange regulations require you to vote this proxy in order for your shares to be counted in proposals (1) through (4). Your broker will not have any discretion to vote your shares on your behalf for these matters without direction from you.

PLEASE DO NOT MAIL YOUR PROXY CARD IF YOU VOTE BY INTERNET OR TELEPHONE.

By order of the board of directors,

Phillip A. Reinsch
Secretary

8401 North Central Expressway, Suite 800

Dallas, Texas 75225-4404

March 24, 2011

CAPSTEAD MORTGAGE CORPORATION

8401 North Central Expressway, Suite 800

Dallas, Texas 75225-4404

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 4, 2011

This proxy statement, together with the proxy, is solicited by and on behalf of the board of directors of Capstead Mortgage Corporation, a Maryland corporation, for use at the annual meeting of stockholders to be held on May 4, 2011 at 8401 North Central Expressway, Suite 345, Dallas, Texas beginning at 9:00 a.m., Central time. The board is requesting you to allow your shares to be represented and voted at the annual meeting by the proxies named on the proxy card. “We,” “our,” “us,” and “Capstead” each refers to Capstead Mortgage Corporation. A notice regarding the internet availability of this proxy statement and 2010 annual report will first be mailed to stockholders on or about March 25, 2011. This proxy statement will be available on our website at that time. See the “Notice of Electronic Availability of Proxy Materials” section of this proxy statement for more information.

At the annual meeting of stockholders, action will be taken to elect seven directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified; to hold an advisory vote on executive compensation; to hold an advisory vote on the frequency of votes on executive compensation; to re-approve the Capstead Mortgage Corporation Second Amended and Restated Incentive Bonus Plan; and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. In the discretion of the proxy holders, proxies may be voted on any other business that may properly come before the annual meeting of stockholders or any adjournment of the annual meeting.

FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning. These forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties including, but not limited to, the following:

•	changes in general economic conditions;

•	fluctuations in interest rates and levels of mortgage prepayments;

•	the effectiveness of risk management strategies;

•	the impact of differing levels of leverage employed;

•	liquidity of secondary markets and credit markets;

•	the availability of financing at reasonable levels and terms to support investing on a leveraged basis;

•	the availability of new investment capital;

•	increases in costs and other general competitive factors;

•	the availability of suitable qualifying investments from both an investment return and regulatory perspective;

•

the availability of residential mortgage pass-through securities issued and guaranteed by the GSEs, currently Fannie Mae or Freddie Mac, or by an agency of the federal government, currently Ginnie Mae;

•	changes in legislation or regulation affecting the GSEs and similar federal government agencies and related guarantees; and;

•	deterioration in credit quality and ratings of existing and future issuances of GSE or Ginnie Mae securities.

In addition to the above considerations, actual results and liquidity are affected by other risks and uncertainties many of which are set forth in the “Risk Factors” sections contained in the Company’s periodic filings with the SEC, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. Any forward-looking statements speak only as of the date the statement is made, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, readers of this document are cautioned not to place undue reliance on the forward-looking statements.

GENERAL INFORMATION ABOUT VOTING

Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of our board. We will bear the expense of soliciting proxies for the annual meeting of stockholders, including the mailing cost. In addition to solicitation by mail, our officers or a company of our designation may solicit proxies from stockholders by telephone, e-mail, facsimile or personal interview. Our officers receive no additional compensation for such services.

We intend to request persons holding common shares in their name or custody, or in the name of a nominee, to send a notice of internet availability of proxy materials to their principals and request authority for the execution of the proxies. We will reimburse such persons for their expense in doing so. We will also use the proxy solicitation services of Georgeson Inc. For such services, we will pay a fee that is not expected to exceed $6,500 plus out-of-pocket expenses.

Voting Securities

Our only voting equity securities are our common shares. Each common share entitles the holder to one vote. As of February 23, 2011, there were 71,591,909 common shares outstanding and entitled to vote. Only stockholders of record at the close of business on February 23, 2011 are entitled to vote at the annual meeting of stockholders or any adjournment of the meeting.

Voting

If you hold our common shares in your own name as a holder of record, you may instruct the proxies to vote your shares through any of the following methods:

•	using the internet, logging on to www.eproxy.com/cmo to gain access to the voting site to authorize the proxies to vote your shares;

•	calling our transfer agent Wells Fargo at 1-800-560-1965 and following the prompts; or

•	signing, dating and mailing the proxy card in the postage-paid envelope provided.

Our counsel has advised us these three voting methods are permitted under the corporate law of Maryland, the state in which we are incorporated.

The deadline for internet and telephone voting is 12:00 p.m. (noon), Central time, on May 3, 2011. If you prefer, you may bring your proxy to the annual meeting of stockholders to vote your shares in person.

If a broker, bank or other nominee holds our common shares on your behalf, the voting instructions above do not apply to you. You will receive voting instructions from them.

Counting of Votes

A quorum will be present at the annual meeting of stockholders if the holders of a majority of the outstanding shares entitled to vote are present, in person or by proxy. If you have returned valid voting instructions or if you hold your shares in your own name as a holder of record and attend the annual meeting of stockholders in person with your proxy, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the annual meeting of stockholders may be postponed or adjourned until a quorum has been obtained.

The affirmative vote of a plurality of the common shares cast at the annual meeting of stockholders is required to elect each nominee to our board (proposal 1). The affirmative vote of a majority of all the votes cast is required to approve the non-binding resolutions regarding the compensation of our executive officers (proposals 2a and 2b), to re-approve the Capstead Mortgage Corporation Second Amended and Restated Incentive Bonus Plan (proposal 4) and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011 (proposal 5). The non-binding recommendation as to the frequency with which stockholders will vote on executive compensation (every one year, every two years or every three years), (proposal 3) that receives the highest number of votes cast will be the frequency recommendation that has been selected by the shareholders. For any other matter, unless otherwise required by Maryland or other applicable law, the affirmative vote of a majority of all the votes cast at the annual meeting of stockholders is required to approve the matter.

Abstentions, broker non-votes and withheld votes will have no effect on the outcome of the votes on proposals 1 through 5, assuming that a quorum is obtained.

Brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors (proposal 1), or for any compensation related proposals (proposal 2 and 3), or adopting, extending or amending compensation plans (proposal 4) unless the brokers have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker so that your shares will be counted in the election of directors.

Broker non-votes occur when a broker, bank or other nominee holding common shares on your behalf votes the shares on some matters but not others. We will treat broker non-votes as common shares present and voting for quorum purposes and votes not cast in electing nominees to our board.

If you sign and return your proxy card without giving specific voting instructions, your shares will be voted as recommended by the board.

Right to Revoke Proxy

You must meet the same deadline when revoking your proxy as when voting your proxy. See the “Voting” section of this proxy statement for more information. If you hold our common shares in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:

•	notifying our secretary in writing of your revocation before your shares have been voted;

•	signing, dating and mailing a new proxy card to Wells Fargo;

•	calling Wells Fargo at 1-800-560-1965 and following the prompts;

•	using the internet, logging on to www.eproxy.com/cmo and following the prompts; or

•	attending the annual meeting of stockholders with your proxy and voting your shares in person.

If our common shares are held on your behalf by a broker, bank or other nominee, you must contact them to receive information on revoking your proxy.

Notice of Electronic Availability of Proxy Materials

As permitted by rules adopted by the Securities and Exchange Commission (“SEC”) in 2007, this proxy statement and our 2010 annual report are being furnished to our stockholders by posting them online. On or about March 25, 2011, we mailed our stockholders a notice with instructions on accessing these materials and voting online. If you received a notice, you will not receive a hard copy of the proxy materials unless you request them. If you would like to receive a hard copy of our proxy materials, follow the instructions on the notice.

Multiple Stockholders Sharing the Same Address

SEC rules allow for householding, which is the delivery of a single copy of an annual report and proxy statement, or notice of electronic availability, to any household at which two or more stockholders reside if it is believed the stockholders are members of the same family. Duplicate mailings are eliminated by allowing stockholders to consent to such elimination or through implied consent if a stockholder does not request continuation of duplicate mailings. Depending upon the practices of your broker, bank or other nominee, you may be required to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you hold our common shares in your own name as a holder of record, householding will not apply to you.

Extra copies of our annual report, proxy statement or information statement may be obtained free of charge by sending a request to Capstead Mortgage Corporation, Attention: Stockholder Relations, 8401 North Central Expressway, Suite 800, Dallas, Texas, 75225-4404. You can also obtain copies on our website at www.capstead.com or by calling us toll-free at (800) 358-2323, extension 2339.

Voting Results

Voting results will be announced at the annual meeting of stockholders, and a detail of the voting results will be published in Form 8-K filed with the SEC within four business days of the annual meeting.

PROPOSAL ONE – ELECTION OF DIRECTORS

One of the purposes of the annual meeting of stockholders is to elect seven directors to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. In order to understand each nominee’s qualifications to serve as a director, it is important to first review our core investment strategy:

Capstead Mortgage Corporation operates as a self-managed real estate investment trust (“REIT”) for federal income tax purposes and earns income from investing in a leveraged portfolio of residential mortgage pass-through securities consisting almost exclusively of adjustable-rate mortgage securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae.

Set forth below for each director nominee is the name, age, principal occupation, the date elected to our board, board committee memberships held, the number of common shares beneficially held, directorships held with other public companies and certain other biographical information necessary to provide you with a more complete understanding of the experiences, qualifications, attributes or skills of each director nominee.

Also provided below is a brief discussion of our considerations for recommending each of the nominees for director. For discussion of beneficial ownership, see the “Security Ownership of Management and Certain Beneficial Owners” section of this proxy statement. If any nominee becomes unable to stand for election as a director, an event we do not presently expect, the proxy will be voted for a replacement nominee if our board designates one.

The board recommends a vote FOR all nominees.

Nominees for Director

JACK BIEGLER*

Private Investments

Chairman of the Board

Chairman: Executive Committee

Member: Audit, Compensation and Real Estate

      Investment Committees

Director since June 2005

Common shares beneficially owned: 37,500

Age 67

Mr. Biegler has served as our chairman of the board since April 2009. Mr. Biegler served as president of Ellison Management LLC from 1996 until his retirement in 2009. From 1980 until its sale in 1996, Mr. Biegler served as chief financial officer (“CFO”) of Ray Ellison Industries, which was involved with the development and construction of single-family homes in San Antonio, Texas. Mr. Biegler serves on the community board of Wells Fargo Bank, San Antonio.

Consideration for Recommendation: Mr. Biegler worked as a CFO in the single-family homebuilding business for a significant portion of his career and he continues to be involved in various real estate-related activities on a personal basis. Recognizing the depth of his accounting, financial and real estate-related experience, Mr. Biegler serves as our chairman of the board, chairman of the executive committee and as a member of the audit, compensation and real estate investment committees.

ANDREW F. JACOBS President and Chief Executive Officer Member: Executive Committee Director since July 2003 Common shares beneficially owned: 453,290 Age 51	Mr. Jacobs has served as our president and chief executive officer (“CEO”) since July 2003. He served as our executive vice president – finance from August 1998 to July 2003 and as secretary from April 2000 to July 2003. Mr. Jacobs has served in various other executive positions with us since 1988. In 2009 Mr. Jacobs was elected to serve for a three year term on the board of governors of the National Association of Real Estate Investment Trusts (“NAREIT”) and was appointed founding chairman of NAREIT’s Council of Mortgage REITs. Mr. Jacobs is a member of the executive committee of the Chancellors Council of the University of Texas System and the executive council of the Real Estate Finance and Investment Center at the University of Texas at Austin. Mr. Jacobs has been licensed as a certified public accountant since 1984 and holds a Certificate of Director Education from the National Association of Corporate Directors (“NACD”).

Consideration for Recommendation: Mr. Jacobs has served in an executive capacity for us since 1988. Recognizing the depth of his experience in the mortgage REIT industry over an extended period of time, Mr. Jacobs serves as our president and CEO and as a member of the executive committee.

Nominees for Director

GARY KEISER* Private Investments Chairman: Audit Committee Member: Compensation Committee Director since January 2004 Common shares beneficially owned: 49,839 Age 67	Mr. Keiser served as a partner at Ernst & Young LLP from 1980 until his retirement in November 2000. Mr. Keiser began his career with Ernst & Young LLP in 1967.

Consideration for Recommendation: Mr. Keiser worked in the public accounting profession for his entire career, focusing a significant amount of his time on real estate and real estate finance clients. Recognizing the depth of his mortgage banking, real estate and accounting experience, Mr. Keiser serves as the chairman of our audit committee and as a member of our compensation committee.

PAUL M. LOW* Private Investments Chairman Emeritus Member: Governance & Nomination Committee Director since October 1990; and April 1985 to March 1990 Common shares beneficially owned: 78,459 Age 80	Mr. Low has served as chairman emeritus of our board since April 2009. From July 2003 to April 2009 Mr. Low served as our chairman of the board. Mr. Low was CEO of Laureate Inc., a private software company, from March 1997 to his retirement in February 2001. From January 1992 to September 1994, Mr. Low was chairman of the board of New America Financial L.P., a mortgage banking firm he founded. Mr. Low was president of Lomas Mortgage USA, a mortgage banking firm, from July 1987 to December 1990, and served in various other executive positions with Lomas beginning in 1957. Mr. Low served as our senior executive vice president from April 1985 to January 1988.

Consideration for Recommendation: Mr. Low worked in the mortgage banking industry for most of his career and was a founding member of our board of directors in 1985. Recognizing the depth of his mortgage banking experience over an extended period of time, Mr. Low serves as chairman emeritus and as a member of our governance & nomination committee.

Nominees for Director

CHRISTOPHER W. MAHOWALD*

President, RSF Management and RSF Partners

Chairman: Real Estate Investment Committee

Member: Governance & Nomination Committee

Director since June 2005

Common shares beneficially owned: 67,659

Age: 49

Mr. Mahowald is the managing partner of RSF Partners, a series of real estate private equity funds. Prior to forming RSF in 1997, Mr. Mahowald was a partner with the Robert M. Bass Group where he was a founding principal in several real estate-related private equity funds, including the Brazos Fund, the Lone Star Opportunity Fund and Colony Capital, where he played a key role in the acquisition and management of over $8 billion in real estate-related assets. Prior to joining the Bass Group he was a principal for the Trammell Crow Company where he developed and leased industrial real estate projects. Mr. Mahowald previously served on the boards of two publicly traded real estate finance companies, IMPAC Commercial Holdings and Omega Healthcare (NYSE: OHI).

Consideration for Recommendation: Mr. Mahowald has worked in or managed a number of different real estate mortgage and equity funds over his career. Recognizing the depth of this experience, Mr. Mahowald serves as the chairman of our real estate investment committee and as a member of the governance & nomination committee.

MICHAEL G. O’NEIL* Private Investments Chairman: Governance & Nomination Committee Member: Audit and Executive Committees Director since April 2000 Common shares beneficially owned: 53,323 Age 68	Until retiring in July 2001, Mr. O’Neil was a director in the investment banking division of Merrill Lynch, Pierce, Fenner & Smith Incorporated, an investment banking firm, where he had been employed since 1972. In 2009, Mr. O’Neil retired from the board of directors at Massively Parallel Technologies, Inc., a private software technology company specializing in high-speed computing, though he continues to serve on their advisory board. He also served as a director for MobilePro Corp. a publicly traded company, from 2004 to 2008.

Consideration for Recommendation: Mr. O’Neil worked for a major investment banking firm his entire career, focusing on debt and equity transactions involving U.S. and foreign corporations and U.S. Treasury and mortgage-related securities and various real estate-related entities. He represented his firm as lead underwriter for our initial public offering in 1985. Recognizing the depth of his capital markets experience, and knowledge of a broad spectrum of security types, Mr. O’Neil serves as the chairman of our governance & nomination committee and as a member of the audit and executive committees.

Nominees for Director

MARK S. WHITING*

Managing Partner,

Drawbridge Partners, LLC

Chairman: Compensation Committee

Member: Real Estate Investment Committee

Director since April 2000

Common shares beneficially owned: 42,800

Age 54

Mr. Whiting has been the managing partner of Drawbridge Partners, LLC, a real estate investment firm, since September 1998. Mr. Whiting served as CEO and director of TriNet Corporate Realty Trust, Inc., a NYSE listed commercial property REIT, from May 1996 through September 1998 and served as president, chief operating officer and director of TriNet from May 1993 to May 1996. Mr. Whiting currently serves on the board of The Marcus & Millichap Company, a private real estate investment brokerage firm. He has also served as a member of the Stanford University Athletic Board and is on the board of trustees of the Cate School.

Consideration for Recommendation: Mr. Whiting has worked as CEO of a publicly traded REIT and continues to be involved in various real estate-related activities on a personal basis. Recognizing the depth of his real estate-related experience and having served as a CEO of a public company, Mr. Whiting serves as the chairman of our compensation committee and as a member of the real estate investment committee.

*	Indicates an independent director in compliance with Section 303A.02 “Independence Tests” of the New York Stock Exchange (“NYSE”) Listed Company Manual and our Board of Directors’ Guidelines. See the “Board Member Independence” section of this proxy statement for more information.

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

Our business and affairs are managed under the direction of our board. Members of our board are kept informed of our business through discussions with our chairman of the board, the CEO and other executive officers, by reviewing materials provided to them, and by participating in meetings of our board and its committees.

During the year ended December 31, 2010, our board held four regular meetings and five special meetings. In accordance with our Board of Directors’ Guidelines, directors are expected to attend all meetings of our board and meetings of committees on which they serve. Each director standing for re-election attended more than 75 percent of all meetings of our board and committees on which he served.

Attendance at Annual Meeting of Stockholders

In keeping with our Board of Directors’ Guidelines, directors are expected to attend in person our annual meeting of stockholders. Six of our seven directors were in attendance at the 2010 annual meeting of stockholders on April 28, 2010.

Board Member Independence

Section 303A.02 “Independence Tests” of the NYSE Listed Company Manual outlines the requirements for a director to be deemed independent by the NYSE, including the mandate that our board affirmatively determine a director has no material relationship with us that would impair independence. To assist in ascertaining the independence of our board members, each board member completed a qualification questionnaire in December 2010. Board members were asked to verify biographical information, service on other company boards and committees, and attendance at our board and committee meetings. They were also asked to affirm compliance with all of the independence standards set forth in the NYSE Listed Company Manual and our Board of Directors’ Guidelines. Further, board members were asked to verify their interest in serving on our board in 2011 and their availability and capability to serve, as well as confirm they meet additional qualifications required for continued service as outlined in our Board of Directors’ Guidelines.

After receipt of all completed qualification questionnaires, our governance & nomination committee members were given a copy of each questionnaire, along with information regarding each board member’s ownership in our equity securities. At the conclusion of this process, our board affirmatively determined no director, with the exception of Mr. Jacobs who is our CEO, has a material relationship with us that would impair his independence, and each director meets all of the independence requirements set forth in the NYSE Listed Company Manual and our Board of Directors’ Guidelines. Therefore, our board is comprised of a majority of independent directors, as required in Section 303A.01 “Independent Directors” of the NYSE Listed Company Manual.

Our Board of Directors’ Guidelines are found on our website at www.capstead.com by clicking “Investor Relations,” “Accept” and “Governance Documents.” Any reference to an independent director herein infers compliance with the NYSE independence tests and our Board of Directors’ Guidelines.

Charitable Contributions

At no time during the preceding three years have we made a contribution to a charitable organization where one of our independent directors serves as an executive officer.

Board Member Compensation

Compensation of our independent directors for the fiscal year ended December 31, 2010 is outlined in the following table.

Director Compensation*

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Option Awards ($)(b)	All Other Compensation ($)(c)	Total ($)
Jack Biegler	88,500	23,280	—	—	111,780
Gary Keiser	79,500	23,280	—	—	102,780
Paul M. Low	52,000	23,280	—	—	75,280
Christopher W. Mahowald	55,500	23,280	—	—	78,780
Michael G. O’Neil	72,500	23,280	—	—	95,780
Mark S. Whiting	70,500	23,280	—	—	93,780

*	Columns for “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” have been omitted because they are not applicable.
(a)	Amount represents the aggregate grant date fair value of stock awards based on the closing market price of our common shares on the date of grant. Related compensation cost is recognized as expense on a straightline basis over the related requisite service period. As of December 31, 2010, each director held 2,000 unvested stock awards.
(b)	As of December 31, 2010, each director held exercisable option awards aggregating: 30,000 shares for Mr. Whiting; 25,000 shares for Mr. Keiser; and 15,000 shares each for Messrs. Biegler, Low, Mahowald and O’Neil. No option awards were granted in 2010.
(c)	Dividends paid on unvested stock awards of $2,520 to each director for the 2010 fiscal year were excluded because the stock awards are valued for compensation cost purposes based on the closing market price of our stock on the date of grant, which is assumed to factor future dividends into its valuation.

Narrative Disclosure to Director Compensation Table

Independent directors receive base compensation for their representation on our board at an annualized rate of $40,000 and an annual stock award of 2,000 shares of common stock. The stock award granted on April 28, 2010 will vest in full on April 15, 2011. The chairman of the board receives an additional $20,000 annually, the chair of our audit committee receives an additional $15,000 annually, and the chairs of our compensation and governance & nomination committees each receive an additional $10,000 annually. Independent directors receive fees of $2,500 per board meeting attended and $1,000 per committee meeting attended. All directors receive reimbursement for travel costs and expenses. Employee directors do not receive compensation for serving on our board.

The board believes a portion of a director’s total compensation should be paid in the form of equity awards in order to better align the director’s long-term interests to those of our stockholders. Equity awards granted may include (i) stock awards, (ii) option awards or (iii) other incentive-based awards as defined in the Amended and Restated 2004 Flexible Long-Term Incentive Plan. The provisions of equity awards generally include:

Stock awards provide for vesting in equal annual installments over the requisite service period established by our board, typically one year. The director will be considered the owner of the shares and entitled to vote and receive all dividends and any other distributions declared on the shares prior to vesting. Dividends per share or distributions shall not exceed those available to our common stockholders. Unvested shares cannot be sold, transferred or otherwise disposed of for any purpose other than to us. Unvested shares will revert to us in the event the director leaves us for any reason, including termination of directorship by reason of voluntary or involuntary discharge, disability or retirement, except in the event of a change in control, dissolution or liquidation of our company, or death of the grantee, in which case all outstanding unvested shares will automatically vest in full.

Option awards provide for vesting in equal annual installments over the requisite service period established by our board, typically one year, and expire at the earliest of (i) ten years after date of grant, (ii) six months, or the remaining term of the option if earlier, after the optionee’s termination of directorship by reason of death, resignation, retirement or disability or (iii) on the date of the optionee’s termination of directorship for cause. No option awards will vest after the optionee’s termination of directorship for any reason, including voluntary or involuntary discharge, disability or retirement, except in the event of a change in control, dissolution or liquidation of our company, or death of the grantee, in which case all outstanding unvested options will automatically vest in full. Outstanding option awards do not receive dividends prior to exercise and are non-voting.

Leadership Structure

Our board currently separates the roles of chairman and CEO, with the chairmanship held by an independent director. The board believes the separation of roles, while not required, enhances the board’s oversight of and independence from management, as well as the ability of the board to carry out its roles and responsibilities on behalf of stockholders. This leadership structure also allows the CEO to focus more of his time and energy on operations while providing him more of an opportunity to learn from the experience and perspectives of the chairman and other independent directors.

The chairman, together with the CEO and with the input from the other directors, oversees the development of board and board committee calendars and meeting agendas, leads the discussion at board meetings, and acts as the primary liaison between the CEO and the board. The chairman is also available to speak on behalf of the board under certain circumstances and performs other functions and responsibilities as required under our Board of Directors Guidelines or as directed by the board from time to time.

Our Board’s Role in Risk Oversight

Our board recognizes how critical effective risk oversight is in the success of Capstead and believes that its current leadership structure and operating style, with a board composed of primarily independent directors, its chairmanship separated from our CEO, and experienced named executive officers who participate regularly in board and audit committee meetings, enhances risk oversight. Enterprise risks are identified and prioritized by management and reported to the full board on a quarterly basis or as otherwise appropriate, while compliance and financial risks are overseen by the audit committee. The compensation committee considers enterprise risks within the design of our compensation programs to ensure these programs do not encourage excessive risk taking. Our chairman and other independent directors, themselves all experienced business professionals, are active in raising enterprise risk issues for board consideration and challenging management to address their concerns and see their perspective on these issues.

Guidelines

In 2010 the board adopted a standard for ownership of our common stock by our executive officers and directors for purposes of improving the alignment of interests of these individuals and those of our stockholders. Each director is expected to own shares of our common stock equal to three times the annual cash retainer. For a discussion of ownership standards for our executive officers see “Analysis and Setting of Executive Compensation” section of the Compensation Discussion and Analysis in this proxy statement.

Hedging Transaction Policy

In 2010 the board adopted a policy which prohibits all employees and directors from entering into transactions to hedge or offset any change in the market value of Capstead’s common stock held by the employee or director.

Board Committees and Meetings

The current standing committees of our board are listed in the table below. Each of these committees has a written charter approved by our board. A copy of the charters can be found on our website at www.capstead.com by clicking “Investor Relations,” “Accept” and “Committee Charting.” The members of the committees and the number of meetings held during 2010 are identified in the table below, and a description of the principal responsibilities of each committee follows.

	Audit	Compensation	Executive	Governance & Nomination	Real Estate Investment
Jack Biegler	X	X	Chair		X
Andrew F. Jacobs			X
Gary Keiser	Chair	X
Paul M. Low				X
Christopher W. Mahowald				X	Chair
Michael G. O’Neil	X		X	Chair
Mark S. Whiting		Chair			X
Number of Meetings	5	7	3	2	1

The audit committee is comprised of three independent directors. This committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm; and it provides assistance to our board in fulfilling their oversight responsibilities to our stockholders, potential stockholders and the investment community relating to:

•	The integrity of our financial statements and the financial reporting process, including the systems of internal accounting and financial control and disclosure controls and procedures;

•	The independent registered public accounting firm’s qualifications and independence;

•	Our compliance with legal and regulatory requirements; and

•	The performance of our internal audit function (outsourced to a third party service provider) and our independent registered public accounting firm.

Our board has determined that Messrs. Biegler, Keiser and O’Neil are “audit committee financial experts” as defined in the applicable rules and regulations of the Securities Exchange Act of 1934, as amended. All members of our audit committee meet the NYSE listing standards and our Board of Directors’ Guidelines for independence of audit committee members, have financial management experience and are financially literate as required by the NYSE Corporate Governance Listing Standards. Our audit committee charter limits the number of audit committees on which committee members may serve to no more than two other public companies, unless our board determines such simultaneous service would not impair the ability of such member to effectively serve. No member of our audit committee currently serves on the audit committee of another public company.

The compensation committee is comprised of three independent directors. Our board has determined that Messrs. Biegler, Keiser and Whiting are independent in accordance with NYSE listing standards and Item 407(a) of the SEC Regulation S-K. All of our compensation programs are administered under the direction of this committee. This committee is responsible for overseeing our compensation programs including:

•	Reviewing and approving corporate goals and objectives relevant to the CEO’s compensation;

•	Evaluating the CEO’s performance in light of those goals and approving compensation consistent with such performance;

•	Approving base salaries, annual incentives and other programs and benefits for senior management other than the CEO;

•	Approving compensation programs and benefits for other employees and directors;

•	Reviewing and coordinating succession plans for the CEO and other members of senior management; and

•	Reviewing and discussing with management the Compensation Discussion and Analysis (“CD&A”) and recommending to our board its inclusion in our proxy statement and annual report on Form 10-K.

Because the CEO determines the responsibilities of each executive officer and observes how these responsibilities are carried out throughout the year, the CEO is in the best position to review the performance of each executive officer and make recommendations to the committee regarding all components of compensation for each executive officer, including his own. In its role as the administrator, the committee may exercise its discretion in modifying any of the recommendations and is responsible for ultimately approving all compensation arrangements for the executive officers.

The executive committee is comprised of three directors. During the intervals between meetings of our board, this committee has all of the powers and authority of our board in managing our business and affairs, except those powers that by law cannot be delegated by our board.

The governance & nomination committee is comprised of three independent directors. This committee is responsible for:

•	Recommending nominees to our board for the next annual meeting of stockholders;

•	Overseeing the evaluation of the performance of our board and management from a corporate governance perspective;

•	Identifying qualified individuals to serve on our board consistent with criteria approved by our board; and

•	Developing, recommending to our board, and maintaining our governance policies and guidelines.

The real estate investment committee is comprised of three independent directors. This committee is responsible for overseeing our investments in commercial real estate-related assets.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2010, Messrs. Biegler, Keiser and Whiting served on our compensation committee. No member of the compensation committee was at any time during 2010 or at any other time, an officer or employee of Capstead, and no member had any relationship with us requiring disclosure as a related person transaction in the “Related Person Transactions” section of this proxy statement. None of our executive officers has served on the board or compensation committee of any other entity that has or had one or more executive officers who served as a member of our board or compensation committee during 2010.

Meetings of Non-Management Directors

Non-management directors regularly meet without management present immediately following our quarterly board meetings. Accordingly, such directors met four times in 2010. At these meetings, the non-management directors reviewed strategic issues for consideration by our board, including future agendas, the flow of information to directors, management progression and succession, and our corporate governance guidelines. The non-management directors have determined that the chair of our governance & nomination committee, currently Mr. O’Neil, will preside at such meetings. The presiding director and the chairman are generally responsible for advising the CEO of decisions reached and suggestions made at these sessions. The presiding director may have other duties as determined by our board. Stockholders and interested parties may communicate with the presiding director or non-management directors as a group by utilizing the communication process identified in the “Interested Party and Stockholder Communication with our Board” section of this proxy statement. If non-management directors include a director who is not an independent director, our Board of Director Guidelines requires that at least one of the scheduled executive sessions include only independent directors. Presently, all of our non-management directors are independent.

OUR CORPORATE GOVERNANCE PRINCIPLES

Our policies and practices reflect corporate governance initiatives that are compliant with the NYSE listing standards and the corporate governance requirements of the Sarbanes-Oxley Act of 2002. We maintain a corporate governance section on our website which includes key information about our corporate governance initiatives including our Board of Directors’ Guidelines, charters for the committees of our board, our Code of Business Conduct and Ethics (applicable to all of our employees, officers and directors) and our Financial Code of Professional Conduct. The corporate governance section can be found on our website at www.capstead.com by clicking “Investor Relations,” “Accept” and “Governance Documents.”

Each director should, to the best of his or her ability, perform in good faith the duties of a director and a committee member in a manner he or she believes to be in our best interests with the care an ordinarily prudent person in a like position would use under similar circumstances. This duty of care includes the obligation to make, or cause to be made, an inquiry when the circumstances would alert a reasonable director to the need thereof. Directors are expected to attend, in person or by telephone, all meetings of our board and meetings of the committees on which they serve, as well as attend in person our annual meeting of stockholders.

Considerations for Nomination

Our governance & nomination committee considers and makes recommendations to our board concerning candidates for election and the appropriate size of our board. In considering incumbent directors, the committee reviews the directors’ overall service during their terms, including the number of meetings attended, level of participation and quality of performance. Other considerations include the directors’ level of ownership in our equity securities and, when applicable, the nature of and time involved in the directors’ service on other boards. The committee reviews the completed qualification questionnaires submitted by incumbent directors (as previously described in the “Board Member Independence” section of this proxy statement) prior to making its recommendation to the board regarding the slate of directors for election at the following year’s annual meeting of stockholders.

In considering candidates to fill new positions created by expansion and/or vacancies that occur because of resignation, retirement or any other reason, the committee uses its and management’s network of contacts to compile a list of potential candidates. The committee may also engage, if it deems appropriate, a professional search firm. Candidates are selected on the basis of talent and experience relevant to our business without regard to race, religion, gender or national origin as described in the Board of Director’s Guidelines. Accordingly, the board does not consider diversity in identifying nominees for director in the sense that it is agnostic as to a potential nominee’s characteristics in this regard and does not have any diversity goals or guidelines relative to the overall make-up of the board. Candidates should possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility. Each candidate should also have a genuine interest in our company, recognize that he or she is accountable to our stockholders (not to interest groups) and have a background that demonstrates an understanding of business and financial affairs and the complexities of a large business organization.

No person shall be eligible to serve as a director who has been convicted of a felony criminal offense or any criminal offense involving moral turpitude, dishonesty or a breach of trust. The committee will consider candidates recommended by stockholders provided stockholders follow the procedures set forth in the “Stockholder Procedures for Director Candidate Recommendations” section of this proxy statement. The committee evaluates a candidate using the criteria set forth above regardless of who nominated the candidate.

Service on Other Boards

Our Board Of Directors’ Guidelines prohibit directors from serving on more than four boards of other public companies and recommends its audit committee members serve on the audit committee of no more than two other public companies. In addition, the CEO’s service is limited to two other public company boards. Presently, none of our board members, including our CEO, serve on another public company’s board.

Mandatory Resignation

Our Board of Directors’ Guidelines require a director to promptly submit a letter of resignation to our governance & nomination committee when the director (i) changes substantially his or her principal occupation or business association for any reason other than retirement or retirement planning, (ii) declares or is otherwise involved in a personal bankruptcy or bankruptcy of a business in which he or she is a principal or (iii) is named as a party in a material legal proceeding, becomes the target of a material state or federal investigation, or receives a request of a material nature for the production of records or testimony from any state or federal agency. The committee will in turn consider the resignation and make its recommendation to our board on whether to accept or reject the resignation.

Our board, excluding the resigning director, will make a decision regarding the resignation within a reasonable amount of time following receipt of the recommendation by the governance & nomination committee. If a decision is made to accept the resignation, the director’s resignation shall be effective immediately. A director who has been convicted of a felony criminal offense or any criminal offense involving moral turpitude, dishonesty or a breach of trust shall resign effective immediately. An employee director must resign from our board, unless a majority of our board determines otherwise, once he or she ceases to be employed by us whether due to retirement or otherwise.

OTHER GOVERNANCE INFORMATION

Stockholder Procedures for Director Candidate Recommendations

Our governance & nomination committee will consider written director candidate recommendations made by stockholders to our secretary at 8401 North Central Expressway, Suite 800, Dallas, Texas 75225-4404. Electronic or facsimile submissions will not be accepted. For the committee to consider a candidate, submissions must include sufficient information concerning the recommended individual including biographical data such as age; employment history; a description of all businesses that employ or employed the candidate, including the name and phone number of the businesses; a list of board memberships the candidate holds, if any; and additional information that would provide a more complete understanding of the experiences, qualifications, attributes or skills of each director nominee in light of our Company’s business and structure. In addition, the candidate should affirm he or she can read and understand basic financial statements and consent to stand for election, if nominated by our board, and serve, if elected by our stockholders.

Once a fully complete recommendation is received by the governance & nomination committee, the candidate is sent a questionnaire that requests additional information regarding independence, qualifications and other information to assist the committee in evaluating him or her, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. Further, the questionnaire provides that the individual must grant consent to us to conduct a confidential background search of the individual to the extent allowable under federal, state and local legislation. The recommended candidate must return the questionnaire within the time frame as outlined in the following sentence to be considered for nomination by the committee. Recommendations for which we have received completed questionnaires by November 25, 2011 will be considered for candidacy for the 2012 annual meeting of stockholders. Completed questionnaires received after November 25, 2011 will be considered for candidacy for the 2013 annual meeting of stockholders, if not earlier withdrawn.

Interested Party and Stockholder Communication with our Board

Interested parties and stockholders who wish to contact any of our directors either individually or as a group may do so by calling toll-free (800) 358-2323, by writing to them care of Capstead Mortgage Corporation, 8401 North Central Expressway, Suite 800, Dallas, Texas 75225-4404 or via e-mail at directors@capstead.com. Interested party and stockholder calls, letters and e-mails are screened by company personnel based on criteria established and maintained by our governance & nomination committee, which includes filtering out improper or irrelevant communications such as solicitations, advertisements, spam, surveys, junk mail, mass mailings, resumes and other forms of job inquiries.

Director Orientation and Continuing Education

Our board and senior management conduct a comprehensive orientation through a review of background material and meetings with senior management to familiarize new directors with our vision, strategic direction, core values, ethics, financial matters, corporate governance practices and other key policies and practices. Our board recognizes the importance of continuing education for directors and is committed to providing such education to improve the performance of our board and its committees. Senior management assists in identifying and advising our directors about opportunities for continuing education including conferences provided by independent third parties. Mr. O’Neil attended the KPMG Audit Committee Institute’s Audit Committee Roundtable in December 2010, and has attended the KPMG Audit Committee Roundtable each year since 2004. Mr. O’Neil also attended Stanford University’s Director College Executive Education Program in June 2010. In October 2010, Mr. Biegler and Mr. Jacobs attended The University of Texas at Dallas School of Management’s Board Governance program. In connection with maintaining his license as a certified public accountant, Mr. Jacobs is required to earn and report to the Texas State Board of Public Accountancy at least 120 continuing education credit hours over each three-year period. In December 2010, Mr. Keiser attended the Ernst & Young Financial Matters Conference.

Annual Board Evaluation and Individual Director Self-Evaluations

Section 303A.09 “Corporate Governance Guidelines” of the NYSE Listed Company Manual requires listed company boards to conduct a self-evaluation at least annually to determine whether it and its committees are functioning effectively. Therefore, approximately 30 days prior to our annual board meeting (generally held immediately following the annual meeting of stockholders) we provide each director a board self-evaluation questionnaire and a self-evaluation questionnaire corresponding to each committee on which he or she serves. All questionnaires are returned to us prior to our annual board meeting. Completed committee questionnaires are given to the committee chair to review and discuss during the next scheduled committee meeting, and the director who presides at the non-management director meetings receives the board self-evaluation questionnaires to review and discuss with directors at our annual board meeting.

EXECUTIVE OFFICERS

The following table shows the names and ages of our current executive officers, and the positions held by each individual. A description of the business experience of each for at least the past five years follows the table.

	Age	Title

Andrew F. Jacobs	51	President and Chief Executive Officer

Phillip A. Reinsch	50	Executive Vice President, Chief Financial Officer and Secretary

Robert R. Spears, Jr.	49	Executive Vice President – Director of Residential Mortgage Investments

Michael W. Brown	44	Senior Vice President – Asset and Liability Management and Treasurer

For a description of Mr. Jacobs’ business experience, see the “Election of Directors” section of this proxy statement.

Mr. Reinsch has served as our executive vice president, CFO and secretary since July 2006. He served as our senior vice president, CFO and secretary from July 2003 to July 2006. Mr. Reinsch has served in various other executive positions with us since March 1993. Mr. Reinsch was employed by Ernst & Young LLP from July 1984 to March 1993, last serving as an audit senior manager. Mr. Reinsch has been a licensed certified public accountant since 1988.

Mr. Spears has served as our executive vice president – director of residential mortgage investments since July 2006. Prior thereto, Mr. Spears had served as our senior vice president – asset and liability management since February 1999. From April 1994 to February 1999, he served as our vice president – asset and liability management. Mr. Spears was employed by NationsBanc Mortgage Corporation from April 1990 to April 1994, last serving as vice president – secondary marketing manager.

Mr. Brown has served as our senior vice president – asset and liability management and treasurer since July 2006. Prior thereto, Mr. Brown had served as our vice president – asset and liability management and treasurer since June 1999. Mr. Brown has been associated with us since July 1994.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The compensation committee of our board has responsibility for establishing, implementing and monitoring adherence to our compensation programs and practices and ensuring that the total compensation paid to our executive officers is fair, reasonable, competitive and aligned with the interests of our stockholders.

Our goal is to provide competitive, performance-based compensation programs to attract, motivate and retain employees vital to our long-term financial success and creation of stockholder value. We incorporate a pay-for-performance philosophy into the design of our compensation programs by linking each of the compensation elements directly to our operating performance in some manner. The primary components of our compensation programs include base compensation, annual incentives, long-term equity-based awards and to a lesser extent, other benefits or agreements. In 2010, approximately 25% of our executive officers’ current base compensation was linked directly to the company’s payment of common dividends through the use of dividend equivalent rights, which are a form of phantom stock that entitles the holders to quarterly payments mirroring our per share common stock dividend payments. The amount available for payment to the executive officers from our annual incentive program is 100% dependent upon our annual operating performance exceeding a minimum performance threshold and is capped at  1/2 of one percent of our average investment capital. Thus, if our operating performance is less than the minimum performance threshold, no annual incentive will be paid. In 2010 as was the case for 2009, the amount paid from the annual incentive pool was capped. Finally, 100% of long-term equity-based stock awarded to our executive officers since 2008 has been performance-based, whereby the eventual vesting of the awards is dependent upon cumulative three-year operating performance periods exceeding minimum performance thresholds. Failure to achieve the minimum performance thresholds will result in the deferral and possibly the loss of the vesting on the related performance shares. In all, over 70% of executive compensation in 2010, as reflected in the Summary Compensation Table on page 31 of the proxy statement, was performance-based.

In 2010, the committee commissioned and reviewed a comprehensive study of our executive compensation programs and practices relative to our peers that was prepared by the committee’s independent advisor. The study illustrated that Capstead performed well relative to specifically identified peers, as well as other companies in the mortgage and financial services industries, and that typically, total compensation paid to our executive officers continues to lag that of these other firms. After concluding its deliberations, the committee took the following actions:

(i)	In lieu of an adjustment to base salaries, the committee approved the issuance of additional dividend equivalent rights designed to approximate 5% of the executive officers’ base salaries, based on the then current dividend.

(ii)	The committee awarded annual incentive payments to all of our employees in the aggregate amount of approximately $5.1 million; $4.2 million of which was paid to our executive officers. The committee exercised its discretion to pay 50% of the amount awarded to the executive officers in cash and 50% in fully vested shares of the company’s common stock.

(iii)	The committee awarded 128,766 unvested shares of performance-based stock, of which 95,657 shares valued at approximately $1.2 million were awarded to the executive officers. These performance stock awards have vesting schedules similar to those of prior year awards, but unlike awards granted in prior years, these awards do not pay dividends currently.

Additionally, in 2010 we adopted a series of policies applicable to our executive officers to bolster our pay-for-performance philosophy. These policies, which seek to further link our executive officers’ interests to our long-term financial success, include (i) establishing minimum standards for appropriate levels of ownership of our common stock, (ii) requiring the forfeiture of certain bonuses and profits by our executive officers when the company is required to prepare an accounting restatement due to the material noncompliance as a result of misconduct and (iii) prohibiting our executive officers from entering into transactions to hedge or offset any change in the market value of the company’s common stock held by the executive.

Compensation Philosophy

Our compensation philosophy is to provide competitive, performance-based compensation programs to attract, motivate and retain employees vital to our long-term financial success and creation of stockholder value. This pay-for-performance philosophy is the cornerstone of all of our compensation programs. The committee believes that a company’s executive compensation practices are a window through which the outside world, and most importantly the company’s stockholders, sees an organization’s priorities and core values. The committee recognizes that the creation of stockholder value ultimately rests with management and the successful execution of our business strategies under changing economic conditions. The committee also recognizes the complexities of managing a large portfolio of residential mortgage securities and has sought to design compensation programs that take into account annual operating performance, portfolio positioning and the overall creation and preservation of stockholder value. Further, the committee recognizes that compensation decisions are complex and can only be made after careful consideration of our performance measured against our stated business objectives, an executive’s individual performance and contribution toward those business objectives, the amounts and form of prior compensation to an executive, and the performance and compensation practices of other companies similar to us. Finally, it is the intent of the committee that the types of compensation and benefits described herein that are provided to our executive officers generally be comparable to those provided to our other officers and employees.

Our Recent Performance

Our stockholders and other investors have entrusted us with over $1.1 billion in investment capital, which includes $1.0 billion of common and preferred stockholders’ equity and $100 million of long-term unsecured borrowings. While the committee generally uses total return on common book value to make performance comparisons, the committee also uses average investment capital to adjust the reported results of our peers in an effort to take into account the disparity in size of the peer companies to more accurately make certain other comparisons.

Net income in 2010 totaled $127 million or $1.52 per diluted common share compared to net income of $129 million or $1.66 per diluted common share in 2009, which included over $40 million in impairment and related charges associated with substantially reducing our exposure to future losses on investments in commercial real estate loans. Excluding these charges from consideration for 2009, our 2010 results were lower than those achieved in 2009 by over $42 million primarily because of the effects of Fannie Mae and Freddie Mac (collectively, the “GSE’s”) buyouts of seriously delinquent loans from their mortgage guarantee portfolios in 2010. This buyout activity created a period of sharply higher mortgage prepayments resulting in lower average portfolio balances and lower net interest margins as we amortized larger amounts of investment premium. The GSE buyouts increased our portfolio runoff in 2010 to over $2.9 billion, which was more than double our runoff level in 2009. In spite of portfolio runoff at one of the highest levels in our 25 year history, which contributed to lower portfolio leverage levels throughout much of the year, we were able to increase our portfolio leverage to 6.91 to one by December 31, 2010 from 6.67 to one on December 31, 2009 as a result of portfolio acquisitions of $3.3 billion, representing an increase of 68% over portfolio acquisitions made in 2009.

Our book value of $12.02 per common share at December 31, 2010 was relatively unchanged from our December 31, 2009 book value of $11.99 per common share. We declared common dividends of $1.51 per share in 2010 and, together with the slight increase in our book value per common share, our total return on common book value was 12.8% in 2010. For the three year period ended December 31, 2010 our total annual return on common book value averaged over 30%.

Analysis and Setting of Executive Compensation

In 2010 the committee commissioned Pay Governance LLC, an independent consulting firm focused on delivering executive compensation advisory services, to perform a comprehensive study of our executive compensation programs and practices and to advise us on their design, effectiveness and competitiveness relative to those of our peers. While Pay Governance was newly formed in 2010, the individual from Pay Governance consulting with the committee was previously employed by Towers Watson, the service provider that performed compensation studies for us in prior years and was responsible for preparation of each of such prior studies. Pay Governance reports directly to the committee and other than conducting this study and a similar study related to non-employee directors’ remuneration does not provide us with any other services. Therefore Pay Governance meets the advisor independence requirements set forth in Section 952 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

In beginning its 2010 study, Pay Governance met with members of the committee and Mr. Jacobs, our CEO, to discuss our compensation philosophy, our current compensation programs, the composition of the peer group used in previous years and consideration for the use of additional market reference groups to improve the committee’s market perspective on executive compensation. To assist Pay Governance with respect to the broadening of the peer group, Mr. Jacobs recommended use of the NAREIT Mortgage REIT Index, which was one of the indices used for performance comparisons in our Securities and Exchange Commission (“SEC”) Annual Report on Form 10-K, and the Bloomberg Mortgage REIT Index, which included a similar mix of mortgage REITs. Mr. Jacobs also provided Pay Governance with a multi-year tally sheet for each of our executive officers setting forth each element of compensation paid during the previous three years, information regarding vested and unvested option and stock awards and the total amount and value of all shares of common stock held by the executive officers. And finally, Mr. Jacobs provided an analysis of our operating performance and our general and administrative expenses as a percentage of investment capital in comparison to our peers over the previous three years.

In addressing the committee’s request to consider additional market reference groups, Pay Governance analyzed the performance and executive pay data for the companies included in the two indices recommended by Mr. Jacobs and created a third index composed of financial services companies in the Standard and Poor’s 500 Index with a market capitalization of between $500 million and $1.5 billion (the “Financial Services Index”). While the companies in this Financial Services Index included commercial banks, investment banking firms, insurance companies and all types of REITs, only companies with the specified market capitalization were considered in order to compare our executive compensation to companies of similar size. In their analysis of the three indices, Pay Governance prepared a graph for each index plotting each included company’s percentile rank for its return on average investment capital and for executive pay as a percent of average investment capital. According to this analysis, the percentile rank of our performance and executive pay level within the indices were as follows:

Percentile Rank of Capstead
	Return on Average Investment Capital	Executive Pay as a Percent of Average Investment Capital

NAREIT Mortgage REIT Index	69th	42nd
Bloomberg Mortgage REIT Index	67th	38th
Financial Services Index	78th	80th

The committee concluded from the above analysis that our company outperformed most companies in each of the reference groups. The committee further noted that pay levels of our executive officers appeared to be consistent with or below pay levels which would reflect our performance relative to these groups.

In addition to the review of companies within the above indices, the committee considers both our pay and performance relative to a group of peer companies primarily investing in agency-guaranteed residential mortgage securities similar to us. This comparator group (the “Agency-REIT Peer Group”) consists of the following companies:

Internally Managed Peers (average investment capital*):

•	Annaly Capital Management, Inc. ($8.6 billion);

•	Anworth Mortgage Asset Corporation ($843 million);

•	Dynex Capital, Inc. ($154 million);

•	MFA Financial, Inc. ($1.8 billion); and

•	New York Mortgage Trust, Inc ($114 million).

Externally Managed Peers (average investment capital*):

•	American Capital Agency Corp. ($373 million)

•	Cypress Sharpridge Investments, Inc. ($178 million); and

•	Hatteras Financial Corp. ($875 million);

*	Average investment capital is for the year ended December 31, 2009 and was determined using information obtained in each of the companies 2009 SEC filings on Form 10-K and Forms 10-Q.

In its discussion with the committee regarding the composition of the Agency-REIT Peer Group, Pay Governance noted that most of the companies were included in the NAREIT Mortgage REIT and the Bloomberg Mortgage REIT Indices and were the same companies presented by management in its peer performance comparison at each of the quarterly meetings of our board. Pay Governance noted that our average investment capital in 2009 was $1 billion and that while the amount of capital under management at each of the companies varied considerably, the business model for each was substantially similar to ours, including MFA which directs a portion of its capital to non-agency residential mortgage securities. In summary, the committee concluded that this group remained appropriate for purposes of Pay Governance’s 2010 executive compensation study.

In beginning its study of the Agency-REIT Peer Group, Pay Governance reviewed the information disclosed in each of the peer companies’ 2010 proxy statements and other filings with the SEC. Next, Pay Governance prepared an analysis that encompassed both an examination of our operating performance relative to all the peer companies and an examination of our compensation levels relative to the peer companies that are internally managed. Specifically, Pay Governance provided the committee with historical performance information for each of the peer companies, including total return on book value, total shareholder return, various cost structures utilized, structure of management arrangements, general and administrative expenses, and executive compensation arrangements, noting and adjusting for differences in internally-managed companies as compared to externally-managed companies.

For comparability, Pay Governance classified our general and administrative expenses within the following three categories:

•	Compensation-related expenses, including, but not limited to, salary, annual incentive compensation and long-term equity based awards;

•	Management-related expenses, including, but not limited to, rent, utilities, systems and office supplies; and

•	Corporate-related expenses, including, but not limited to, director fees and expenses, legal fees, accounting fees and entity–related insurance costs.

In an effort to take into account the disparity in size of the companies and to improve the comparability of the data, Pay Governance adjusted the reported results for each of the companies to a percentage based on each company’s average investment capital. In doing so, Pay Governance calculated for each company the percentage of (i) the aggregate of our compensation-related and management-related expenses to the base management fee percentage of the externally managed peer companies, (ii) the aggregate of our general and administrative expenses to the total general and administrative expenses of both the externally and internally managed comparators, and (iii) each component of compensation paid to our executive officers to that of the executive officers of the internally managed peer companies; each divided by each company’s average investment capital. The committee agreed that by comparing these costs as a percent of average investment capital, it is able to more accurately make comparisons within the peer group.

In presenting the results of its compensation study to the committee, Pay Governance reported that our total return on book value for the year ended December 31, 2009 was 55.7% and that our cumulative return on book value for the 27 month period ended March 31, 2010 was 35%. They noted that when this operating performance is compared to the Agency REIT Peer Group, but only considering those peers operating for the entire performance period, our performance among this peer group ranked us at the 63rd and 100th percentile, respectively. When compared to only the internally managed peer group for the same periods, our performance ranked us at the 60th and 100th percentile, respectively.

Pay Governance pointed out to the committee that while our company performance continues to rank among the highest of the peer companies in terms of total return on book value, the compensation paid to our executive officers continues to lag the compensation of our peers. To demonstrate this point, Pay Governance calculated for each of the internally managed peer companies the percentage of aggregate executive compensation for the top four executive officers to their company’s average investment capital and multiplied the results by our average investment capital. Pay Governance explained how this calculation adjusted for the size disparity within the peer group. The results showed that the median executive officer compensation for the internally managed peer companies was $9.4 million. By comparison, Pay Governance noted that the total compensation paid to our executive officers was $7.9 million or $1.5 million less than the median for the peers, despite the company’s above-average performance.

Pay Governance then noted that a number of the company’s compensation components installed over the last several years have helped reduce the gap in compensation for our executives as compared to our peers, but that our overall compensation structure needed to be monitored to ensure the committee’s compensation objectives are being satisfied. Pay Governance then discussed how the overall structure of our compensation program links certain performance metrics to executive compensation. This direct connection effectively creates a variable component for certain elements of compensation and places a significant portion of the executive officers’ current and/or long-term compensation at risk of loss or reduction.

Pay Governance then discussed with the committee certain regulations affecting executive compensation included in the Dodd-Frank Act, which was signed into law on July 21, 2010. Although most of the regulations in the Dodd-Frank Act will not be finalized until later in 2011, the committee thought it was appropriate to address certain of the proposed regulations in 2010. After discussing the proposed regulations with Pay Governance, the committee adopted policies regarding (i) the forfeiture of certain bonuses and profits by the executive officers when the company is required to prepare an accounting restatement due to material noncompliance as a result of misconduct, (ii) a prohibition on transactions designed to hedge or offset any change in the market value of the company’s common stock held by the executive and (iii) independence requirements for members of the compensation committee and any compensation consultant, legal counsel, or other adviser.

In addition to the adoption of the above policies, our board adopted a standard for ownership of our common stock by our executive officers and directors for purposes of improving the alignment of interests of these individuals with those of our stockholders. The individual ownership thresholds for shares of our common stock are as follows:

•	Chief Executive Officer – Five Times Base Salary

•	Director of Residential Mortgage Investments – Four Times Base Salary

•	Chief Financial Officer – Three Times Base Salary

•	Other Named Executive Officers – Three Times Base Salary

•	Non-management Directors – Three Times Annual Cash Retainer

The policy states that only shares owned and 60% of unvested service-based restricted shares (the approximate after-tax value of the awards) will be considered toward the ownership threshold. Performance-based shares are excluded from consideration until the related performance threshold has been achieved. The executive officers and directors are required to achieve the minimum equity investment, or threshold, within five years from the date he or she first becomes subject to the guidelines. Prior to attaining the minimum ownership threshold and upon vesting of any equity grant or exercise of any stock option, the executive officer or director may surrender shares to satisfy applicable taxes and the share equivalent for the aggregate strike price for the option exercise, but shall retain all remaining shares until such time as the ownership threshold has been satisfied.

Additionally, the committee modified its dividend policy on future grants of performance-based stock awards to defer the payment of dividends on such shares until the underlying performance conditions have been met. When the committee began granting performance-based shares in 2008, dividends were paid currently on nonvested shares, which was consistent with all previous stock grants. During 2010 it came to the committee’s attention that such policy was deemed to be “problematic” according to a certain proxy advisory firm which takes the position that dividends should not be paid on performance-based shares until the underlying performance conditions have been met. In response to such concerns, the committee adopted a policy to defer the payment of dividends on all future performance-based shares. While the committee sought to make a similar modification to grants made in previous years, Pay Governance and our tax advisors informed us that any modification to defer the payment of dividends on previous grants would result in a violation of Section 409A of the Internal Revenue Code and would require the grant recipient to include such dividends as income when accrued plus pay an additional 20% tax on the dividend income. Accordingly, the committee did not make any changes to the prior years’ performance-based share awards.

A discussion of how our compensation practices operate within our overall risk management policies is set forth more fully below under “Discussion of Components of Executive Compensation” section of this Compensation Discussion and Analysis.

Role of CEO in Compensation Decisions

As in prior years, Mr. Jacobs reviews the performance of each executive officer, researches and analyzes compensation programs and practices of our peers and makes recommendations to the committee regarding all elements of compensation to the executives, including his own. Although Mr. Jacobs typically attends each of the committee meetings, the committee will generally request that Mr. Jacobs leave the meetings after he presents his findings and recommendations, so that the committee can independently discuss any and all recommendations.

During 2010, Mr. Jacobs provided Pay Governance and the committee information about our compensation programs and practices and he participated in the committee discussions regarding the analysis and findings from the Pay Governance compensation study. The committee, as administrator of our compensation programs, may exercise discretion to modify any of Mr. Jacobs’ recommendations and is ultimately responsible for all compensation arrangements for our executive officers.

Discussion of Components of Executive Compensation

Base Compensation. Base compensation for our executive officers currently consists of a combination of base salaries and dividend equivalent rights. The base salary of each executive officer (including the CEO) is recommended by the CEO and considered by the committee annually. The committee believes the CEO is in the best position to determine the responsibilities of each executive officer and observe how well each executive performs his responsibilities. All base compensation determinations are ultimately approved based on the considerations discussed in the “Compensation Philosophy and Objectives” section of this Compensation Discussion and Analysis.

As previously discussed, the committee sought independent advice from Pay Governance in determining the competitiveness of our executive compensation program. In comparing our executive officers’ compensation to the internally managed Agency-REIT Peer Group, Pay Governance observed that total compensation paid to our executive officers in the prior years appeared low on an absolute basis and as a percent of average investment capital and suggested increasing the base salaries of the executive officers by 5%. Such an increase in base salaries would increase the total compensation of all of our executive officers from approximately $7.9 million to approximately $8.0 million. Pay Governance then discussed how dividend equivalent rights granted in previous years had provided a variable performance element to the current compensation for our executive officers and had helped to reduce the shortfall relative to their market observations in prior years. Each dividend equivalent right represents a notional

“phantom” share of our common stock, which entitles the holder to a cash payment equal to the per share dividend amounts declared on a single share of our common stock for a specified period of time. Dividend equivalent rights represent the right to receive cash payments if, and only to the extent, our common stockholders receive cash dividends during the period the dividend equivalent rights are outstanding. In this manner, such cash payments to the executive officers who receive dividend equivalent rights are directly tied to our payment of common dividends, and thus are tied directly to our performance.

In arriving at its decisions to make adjustments, the committee considered our continued outstanding performance and our performance compared to our peers, also recognizing that the base salaries of the executive officers had historically lagged those of its peers. The committee discussed how dividend equivalent rights provide an appropriate linkage of our executive officers’ base compensation to the actual dividends paid to our common stockholders. Based on these factors and guidance from Pay Governance, the committee determined that the shortfall in base compensation relative to the market observations should be addressed through the grant of additional dividend equivalent rights and that the expiration date for dividend equivalent rights granted in previous years should be extended to July 1, 2013. The committee then approved the grant of an aggregate of 60,000 additional dividend equivalent rights, with an effective date of July 1, 2010, which was intended to approximate 5% of the executive officers’ base salaries based on the then current dividend. The amounts of dividend equivalent rights granted to the executive officers were as follows: 23,000 for Mr. Jacobs, 13,000 for Mr. Reinsch, 16,000 for Mr. Spears and 8,000 for Mr. Brown. After this grant of additional dividend equivalent rights, the annualized base salary and amount of dividend equivalent rights outstanding for each of our executive officers and all other officers and employees were as follows:

Name	Annualized Base Salary	Dividend Equivalent Rights
Andrew F. Jacobs	$690,000	173,000
Phillip A. Reinsch	380,000	113,000
Robert R. Spears, Jr.	470,000	166,000
Michael W. Brown	245,000	58,000
All other officers and employees	971,000	—

Annual Incentives. The committee believes that our executive officers, as well as other officers and employees, should have an opportunity to participate in an annual incentive pool tied to a performance threshold determined by the committee. The committee has historically utilized a performance-based formula to establish an annual incentive guideline to determine the amount available for payment to all employees, including our executive officers. The amount available for annual incentive payments is sometimes referred to as the “bonus pool.” Pay Governance noted that modifications made to the annual incentive formula in prior years had helped manage the aggregate size of the bonus pool, while continuing to provide an appropriate incentive opportunity for our executive officers. Pay Governance further pointed out that the incentive formula effectively links annual incentive payments to our operating performance. The committee determined that the annual incentive formula used in the prior year remained appropriate for 2010.

The annual incentive formula approved by the committee for 2010 provides that unless our “annual earnings” exceed a “minimum performance threshold” (as these terms are defined below), no bonus pool will be established. Notwithstanding the use of a formula to calculate the amount available for the bonus pool, the committee retains complete discretion to (i) determine the amount actually awarded; (ii) allocate any such amount among the executive officers and other employees, and (iii) determine the form of any such awards (e.g. cash versus equity awards).

The committee excludes certain items from the definitions of annual earnings and average investment capital in an effort to minimize the impact on annual performance of timing considerations for transactions and to direct the focus of the executive officers to our ongoing business, which the committee believes should promote a longer-term performance focus among the executives. Accordingly, for purposes of the calculation, annual earnings and average investment capital are defined as follows:

“annual earnings” is defined as net income excluding (i) incentive compensation expense, (ii) any gain or loss from asset sales or write downs, including impairment charges, and (iii) interest on unsecured borrowings, net of equity in the earnings of related statutory trusts; and

“average investment capital” is defined as average stockholders’ equity and unsecured borrowings, net of related investments in statutory trusts, excluding (i) accumulated other comprehensive income (loss), (ii) incentive compensation accruals, (iii) any gain or loss from asset sales or write downs, including impairment charges, and (iv) interest accrued on unsecured borrowings.

The first step in determining the amount of the bonus pool is to ascertain if our performance exceeded the minimum performance threshold. To make this determination, annual earnings is divided by average investment capital. The resulting “earnings ratio,” expressed as a percentage, is then compared to the performance threshold set by the compensation committee. In 2010, the compensation committee used the same threshold as in 2009, which was the greater of (i) 8% or (ii) the average 10-year U.S. Treasury rate plus 200 basis points (the greater number being the “minimum performance threshold”). If the resulting earnings ratio is less than the minimum performance threshold, no bonus pool will be established pursuant to the formula. If, however, the earnings ratio exceeds the minimum performance threshold, the following formula is utilized to determine the bonus pool:

First, the excess of the earnings ratio over the minimum performance threshold is multiplied by average invested capital to determine the “excess earnings amount.”

Next, the excess earnings amount is multiplied by a participation rate established at the beginning of the year, currently ten percent, to determine the bonus pool amount.

Noting that the formula is intended to serve as a guideline for the creation of a bonus pool, the committee has established a maximum amount, or cap, available to be paid in any one year of 50 basis points multiplied by our average investment capital. As previously noted, the committee retains the power to act in the best interests of stockholders in compensating our executive officers, while still providing a mechanism to closely align incentive compensation with that of our peers in an effort to retain key employees and ultimately enhance stockholder value. As a result, the committee is not limited to the amount, if any, established by the formula in determining the actual amount to be distributed and similarly, may not pay out the full amount established by the formula.

After the announcement of our fourth quarter 2010 common stock dividend in December, Mr. Jacobs reported that the minimum performance threshold for the creation of a bonus pool was expected to be reached for 2010. He noted that our annual earnings and our average investment capital for purposes of the incentive formula was expected to total $140 million and $1.0 billion, respectively, representing an earnings ratio of over 14%, which exceeded the minimum performance threshold of 8%. He then reported that the excess earnings amount per the formula was expected to be over $59 million and that while the formula itself would have provided for a bonus pool of $5.9 million, the annual cap established by the committee limited the amount of the bonus pool to $5.1 million. He then made his recommended allocation of the bonus pool among our executive officers and other officers and employees. After careful deliberation and consideration of factors deemed relevant by the committee, including the previously adopted share ownership guidelines, the committee awarded our executive officers and all other officers and employees incentive compensation as follows:

	2010 Annual Incentive Compensation
Name	Paid in Cash	Paid in Stock	Total Paid
Andrew F. Jacobs	$760,000	$760,000	$1,520,000
Phillip A. Reinsch	445,000	445,000	890,000
Robert R. Spears, Jr.	605,000	605,000	1,210,000
Michael W. Brown	285,000	285,000	570,000
All other officers and employees	865,000	—	865,000

The committee exercised its discretion regarding the form of payment under the annual incentive compensation program determining that it would be appropriate to pay one-half of the 2010 bonus amounts in fully vested common stock. Additionally, the committee noted that paying a portion of the annual incentive compensation in common stock resulted in each of our executive officers being near or above the share ownership guidelines adopted by the board in 2010. The committee believes that the common stock grants made as part of this year’s annual incentive compensation, when considered together with the annual grant of longer-term performance-based equity awards and the share ownership guidelines, provides an appropriate alignment of our executive officers’ interests with those of our stockholders. The amount paid in stock represents the amount distributed from the 2010 annual bonus pool to be paid in shares of common stock; however, the actual grant date fair value of shares received by our executive officers was less than the amount reported in the above table because of shares surrendered for the payment for applicable taxes. The grant date fair value of the shares received and shares surrendered for the payment of applicable taxes was determined based on the closing common stock price on January 3, 2011 of $12.71. After the surrender of shares for the payment of applicable taxes, the grant date fair value of shares awarded to each of the executive officers was: $496,796 for Mr. Jacobs, $327,295 for Mr. Reinsch, $411,931 for Mr. Spears and $209,626 for Mr. Brown.

In early 2011, the committee considered the appropriate performance threshold to properly incentivize the executive officers for 2011. The Board felt the minimum performance threshold used for 2010 should be reviewed for 2011 based on the Company’s earnings potential in the current regulatory and economic environment. As a result, the committee deemed it appropriate to raise the performance bar for the executive officers by amending the minimum performance threshold for 2011 to be the greater of (i) 10% (rather than 8%) or (ii) the average 10-year U.S. Treasury rate plus 200 basis points (with the greater number still being the “minimum performance threshold”). The committee feels the elevated target will be appropriate for the 2011 incentive bonus pool given the currently expected regulatory and economic environment, including continued low U.S. Treasury rates. The committee also believes the increased minimum performance threshold will adequately reward executives for a higher shareholder return while preventing the bonus pool cap from becoming the de facto bonus pool. The committee also determined that the best practice will be to continue to review the annual incentive bonus formula each year, in light of that year’s expected regulatory and economic environment.

Long-Term Equity-Based Awards. The committee believes all of our employees should have an ongoing stake in the long-term success of our business, and that our executive officers should have a meaningful portion of their total compensation paid in the form of equity awards. This element of the compensation program is intended to align our executives’ long-term interests with those of our stockholders, while providing incentives to our executives to remain with the company, through the granting of (i) restricted stock awards, (ii) option awards or (iii) other incentive-based equity awards as defined in our Amended and Restated 2004 Flexible Long-Term Incentive Plan, each of which are designed to create value for our stockholders and promote our long-term growth and success. This plan was most recently approved by our stockholders in May 2007 and is administered by the committee. The plan was designed to promote the interests of our stockholders by enabling us to attract, motivate, reward and retain executive officers, employees and directors and to encourage the holding of proprietary interests in the company by our key employees.

As previously discussed, in making its 2010 compensation decisions, the committee sought independent advice from Pay Governance to determine the competitiveness of our executive compensation programs. Pay Governance discussed with the committee how the use of longer-term equity-based stock awards had augmented the annual incentive compensation program for our executive officers and how our overall risk management policies impact our earnings, dividends and book value over time. Pay Governance also noted that long-term equity-based stock awards in prior years had represented approximately 66% of the executive officers’ base salaries, before considering dividend equivalent right-related payments. Pay Governance recommended to the committee that long-term equity-based stock awards continue to be made as they are necessary to maintain the competitiveness of our compensation programs and to provide a long-term horizon for aligning our executive officers’ compensation with the interests of our shareholders.

Based on guidance from Pay Governance and other factors, including the previously adopted share ownership guidelines, the committee concluded that it was appropriate to evaluate the granting of long-term equity-based stock awards independent of the annual incentive program even though a portion of the 2010 incentive compensation was paid in the form of equity. The committee also decided that long-term equity-based stock awards should continue to be considered annually as they represent a material part of our overall compensation programs. The committee then discussed the performance metrics used for the prior year performance-based stock awards, which were modeled similar to the annual incentive compensation formula, but measured over a minimum of three years, and concluded that the same performance metrics should be used for the current year awards. The committee also discussed how the deferral of dividends on the performance-based stock awards being considered would impact the value of the shares. After careful deliberation and consideration of factors deemed relevant by the committee, including the deferral of dividends on such shares and the share ownership guidelines adopted in 2010, the committee approved granting the following performance-based stock awards to our executive officers and our other officers and employees:

Name	Performance-Based Stock Awards	Grant Date Fair Value of Performance-Based Stock Awards
Andrew F. Jacobs	36,977	$460,000
Phillip A. Reinsch	20,364	253,333
Robert R. Spears, Jr.	25,187	313,333
Michael W. Brown	13,129	163,333
All other officers and employees	33,109	411,592

The specific dollar amount of stock awards granted to each of our executives was based on our CEO’s recommendation of a targeted grant of 66% of each executive officer’s base compensation, excluding amounts received relative to dividend equivalent rights held by the executive. This recommendation was accepted by the committee.

The performance-based stock awards were valued at $12.44 per share, the closing price of our common stock on the December 16, 2010 grant date, and vest 50% at the end of the third year following the year of grant, provided the company meets the performance criteria over the three-year period, and 50% at the end of year four, provided the company meets the performance criteria over that three-year period. The performance criteria are met if the company’s three-year annualized return on average investment capital exceeds the performance threshold of the higher of the average 10-year U.S. Treasury rate plus 200 basis points or 8.0%. The performance criteria will be applied consistently to all grants to each executive. The committee believed that the amount of the grant recommended by our CEO was significant enough to incentivize our executives to strive for above-average stockholder returns, and the three-year performance period for vesting purposes will help to focus our executive officers’ attention on long-term performance.

No performance-based stock awards vested during 2010 because no requisite three-year performance periods for any of the previous awards had been completed. The first time any performance-based stock award can vest will be following the conclusion of 2011, provided the pre-established performance criteria for the previous three-year period have been met.

The performance-based stock awards granted in 2010 will be entitled to dividends equal to the actual per share dividend declared during the period, but the payment of such dividends will be deferred until the performance conditions of the underlying shares have been met. If the company fails to exceed the performance threshold at any vesting date, vesting will be deferred and re-measured the following year. All unvested shares and the right to receive the deferred dividend will expire if the performance criteria for the final three-year measurement period ending December 31, 2017 are not met.

In considering the grant of performance-based stock awards in 2010, the committee discussed how the performance vesting feature of the awards would operate if an executive officer’s employment ceases under a number of different scenarios. It was determined that all unvested stock awards and related deferred dividends will revert to the company, except as noted below, in the event an executive officer leaves us for any reason, including termination by reason of voluntary or involuntary discharge, disability or retirement, the executive officer reduces his scheduled work hours per week (subject to management’s discretion), or in the event of a dissolution or liquidation of the company. Exceptions are limited to forfeitures in the event of a change-in-control or death of the executive officer. In considering such exceptions, it was determined that in the event of a change in control, all unvested stock awards and related deferred dividends will automatically vest in full and in the event of the death of the executive officer, up to all unvested stock awards and related deferred dividends may vest in full after the performance criteria established for the award are met. Additionally, as is the case with all previous equity awards, we do not provide the executive officers with tax gross-ups for any reason.

Other Benefits or Agreements. Our executive officers participate in our other benefit programs including basic life insurance, accidental death and dismemberment insurance, long-term disability insurance, long-term care insurance, and a qualified defined contribution retirement plan, or 401(k) plan, each on the same terms offered to other employees. In addition, we offer the following benefits to our executive officers:

•

A nonqualified deferred compensation plan for our executive officers and any other employees whose eligible compensation exceeds the maximum amount of compensation which may be considered for purposes of determining contributions to our tax-qualified plan pursuant to Internal Revenue Code Section 401(a)(17) ($245,000 in 2010). The purpose of the plan is to allow employees, regardless of their respective levels of compensation, to retire with the same retirement income as a percentage of final pay as is available to all employees having the same tenure. Accordingly, the deferred compensation plan extends the general matching provisions of the 401(k) plan on compensation amounts that exceed the maximum amount. The aggregate cost to us of this benefit to our executive officers was $300,000 in 2010.

•

Defined severance payments determined pursuant to severance agreements, as amended, with our executive officers and our other officers and employees who were employed with us in December 1999. Pursuant to these agreements, in the event a covered employee is terminated for any reason, including death or disability, other than those reasons described in the “Potential Payments Upon Termination or Change-in-Control” table of this proxy statement, that employee will receive a severance payment. Any payment under any of these agreements will be limited as follows: three times base salary for Mr. Jacobs, two times base salary for Messrs. Reinsch and Spears and one and one-half times base salary for Mr. Brown.

Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally precludes a publicly-held corporation from a federal income tax deduction for a taxable year for compensation in excess of $1 million paid individually to the principal executive officer or any of the three other most highly compensated executive officers, who do not hold the title of principal executive officer or principal financial officer. Exceptions are made for, among other things, qualified performance-based compensation. Qualified performance-based compensation means compensation paid solely upon attaining objective performance goals for each individual, provided that (i) performance goals are determined by a committee consisting solely of two or more outside directors, (ii) material terms of the performance-based compensation programs and performance goals are disclosed to and approved by stockholders at least every five years, and (iii) the committee certifies that the performance goals were attained and other material terms were satisfied prior to any payment. While the compensation committee designs certain components of executive compensation to preserve income tax deductibility, it believes that it is not in the stockholders’ interest to restrict the committee’s discretion and flexibility in developing appropriate compensation programs and establishing compensation levels. Consequently, the committee may approve compensation in some instances that is not fully deductible. In 2010, $2.9 million of the compensation paid to certain of our executive officers was not deductible for federal income tax purposes.

Compensation Committee Report

The committee has reviewed and discussed the above disclosure with our management, and based on this review and discussion recommended to our board that the above Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
Mark S. Whiting, Chairman
Jack Biegler
Gary Keiser

Summary Compensation Table*

Compensation for our executive officers is administered under the direction of our compensation committee and is implemented by our CEO. The Summary Compensation Table below shows certain compensation information for our CEO, CFO and two other most highly compensated executive officers for services rendered in all capacities during the years ended December 31, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)		Stock Awards ($)		Option Awards ($)	All Other Compensation ($)		Total ($)

Andrew F. Jacobs President and Chief Executive Officer	2010	931,450	760,000	(b)	1,220,000	(c)	—	138,379	(d)	3,049,829
	2009	908,000	1,450,000		460,000		—	131,630		2,949,630
	2008	625,750	1,750,000		417,380		—	128,527		2,921,657

Phillip A. Reinsch Executive Vice President, Chief Financial Officer and Secretary	2010	539,450	445,000	(b)	698,333	(c)	—	80,362	(d)	1,763,145
	2009	532,000	840,000		253,333		—	75,867		1,701,200
	2008	358,000	1,000,000		233,122		—	66,715		1,657,837

Robert R. Spears, Jr. Executive Vice President-Director of Residential Mortgage Investments	2010	706,900	605,000	(b)	918,333	(c)	—	103,425	(d)	2,333,658
	2009	695,500	1,150,000		313,333		—	98,191		2,257,024
	2008	438,250	1,350,000		279,950		—	90,850		2,159,050

Michael W. Brown Senior Vice President-Asset and Liability Management and Treasurer	2010	325,700	285,000	(b)	448,333	(c)	—	51,272	(d)	1,110,305
	2009	318,500	540,000		163,333		—	48,768		1,070,601
	2008	225,250	650,000		149,646		—	38,075		1,062,971

*	Columns for “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” have been omitted because they were not applicable.
(a)	Amount includes expense recognized for aggregate cash payments on dividend equivalents rights as follows:

	Jacobs	Reinsch	Spears	Brown
2010	$241,450	$159,450	$236,900	$80,700
2009	250,500	167,000	250,500	83,500
2008	68,250	45,500	68,250	22,750

The number of dividend equivalents rights outstanding at December 31, 2010 were as follows: 173,000 for Mr. Jacobs, 113,000 for Mr. Reinsch, 166,000 for Mr. Spears and 58,000 for Mr. Brown.

(b)	The compensation committee used its discretion regarding the form of payment from the annual incentive program and agreed to pay 50% of the 2010 annual bonus in cash and the remainder in shares of fully vested common stock (see (c) below). Accordingly, the amount presented represents only the cash portion of the annual bonus.
(c)	Amount includes the aggregate grant date fair value for performance-based stock awards issued on December 16, 2010 and for distributions from the 2010 annual incentive program paid in fully vested shares of common stock on January 3, 2011, determined based on closing common stock prices of $12.44 and $12.71, respectively. Such amounts were as follows:

	Performance- Based Stock Awards	Annual Incentive Compensation Paid in Stock	Total Stock Awards
A. Jacobs	$460,000	$760,000	$1,220,000
P. Reinsch	253,333	445,000	698,333
R. Spears, Jr.	313,333	605,000	918,333
M. Brown	163,333	285,000	448,333

For purposes of the performance-based stock awards, the amount represents the maximum value of the stock award expected to be recognized as compensation expense on a straightline basis for financial reporting purposes applicable to each performance measurement period determined for vesting. The actual expense that will be recognized is subject to expectations for exceeding certain performance criteria. For purposes of annual incentive compensation paid in stock, the amount represents the amount distributed under our 2010 annual incentive program paid in shares of common stock; however, the actual grant date fair value of shares received by the executive officer was less than the amount reported in the above table because of shares surrendered for the payment for applicable taxes. After the surrender of shares for the payment of applicable taxes, the grant date fair value of shares granted to each of our executive officers was: $496,796 for Mr. Jacobs, $327,295 for Mr. Reinsch, $411,931 for Mr. Spears and $209,626 for Mr. Brown.

(d)	For the year ended December 31, 2010 amounts include matching contributions made by us pursuant to our qualified defined contribution retirement plan and our nonqualified deferred compensation plan and premiums paid or reimbursed by us on (i) basic life insurance, (ii) accidental death and dismemberment insurance, (iii) long-term disability insurance and (iv) long-term care insurance, quantified as follows:

	Jacobs	Reinsch	Spears	Brown
Qualified defined contribution retirement plan	$14,700	$14,700	$14,700	$14,700
Nonqualified deferred compensation plan	117,900	61,500	86,100	34,200
Insurance premiums	5,779	4,162	2,625	2,372

	$138,379	$80,362	$103,425	$51,272

Amount excludes dividends paid on unvested stock awards, which are valued for compensation cost purposes based on the closing market price of our common stock on the date of grant, which is assumed to factor future dividends into its valuation. Dividends paid for the 2010 fiscal year on unvested stock awards were as follows: $162,600 to Mr. Jacobs, $95,749 to Mr. Reinsch, $126,760 to Mr. Spears and $62,180 to Mr. Brown.

Grants of Plan-Based Awards*

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards-Target (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
A. Jacobs	1-3-11	—	59,795	760,000	(a)
	12-16-10	36,977	—	460,000	(b)
P. Reinsch	1-3-11	—	35,011	445,000	(a)
	12-16-10	20,364	—	253,333	(b)
R. Spears, Jr..	1-3-11	—	47,600	605,000	(a)
	12-16-10	25,187	—	313,333	(b)
M. Brown	1-3-11	—	22,423	285,000	(a)
	12-16-10	13,129	—	163,333	(b)

*	Columns for “Estimated Future Payouts Under Non-Equity Incentive Plan Awards,” “Estimated Future Payouts Under Equity Incentive Plan Awards – Threshold and Maximum,” “All Other Option Awards” and “Exercise or Base Price of Option Awards” have been omitted because they were not applicable.
(a)	50% of 2010 annual incentive compensation was paid in fully vested shares of our common stock on January 3, 2011. The grant date fair value of the award was determined based on the closing common stock price on January 3, 2011 of $12.71. The number of shares granted and the grant date fair value are presented before giving effect to the surrender of shares for the payment of applicable taxes and includes rounding for fractional shares paid in cash. After the surrender of shares for the payment of applicable taxes, the grant date fair value of shares granted to each of the executive officers was: $496,796 for Mr. Jacobs, $327,295 for Mr. Reinsch, $411,931 for Mr. Spears and $209,626 for Mr. Brown.
(b)	Amounts represent the aggregate fair value of the performance-based stock awards to be recognized as compensation expense on a straightline basis for financial reporting purposes over the requisite service period, applicable to each performance measurement period determined for vesting, subject to expectations for exceeding certain performance criteria. 50% of the shares will vest following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2013. The remaining 50% of the shares will vest following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2014. Such shares will be entitled to dividends equal to the actual amount declared during the measurement period, but the payment of such dividends will be deferred until the performance conditions of the underlying shares have been met. If the company fails to exceed the performance threshold at any vesting date, such vesting will be deferred and re-measured the following year. Any remaining unvested shares and the right to receive the deferred dividends will expire if the performance criteria for the final three-year measurement period ending December 31, 2017 are not met. The grant date fair value of the award was determined based on the closing common stock price on December 16, 2010 of $12.44.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Our compensation philosophy is to provide competitive, performance-based compensation programs to attract, motivate and retain employees vital to our long-term financial success and creation of stockholder value. This pay-for-performance philosophy is the cornerstone of all of our compensation programs and is apparent in the design of our compensation programs in that each component of our executive officers’ compensation has a significant amount of compensation directly tied to our operating performance. The primary components of our compensation programs include base compensation, annual incentives, long-term equity-based awards and to a lesser extent, other benefits or agreements. In 2010, approximately 25% of our executive officers’ current base compensation was linked directly to our payment of common dividends through the use of dividend equivalent rights, which are a form of phantom stock that entitles the holders to quarterly payments mirroring our per share common stock dividend payments. The amount available for payment to our executive officers from our annual incentive program is 100% dependent upon our annual operating performance exceeding a minimum performance threshold and is capped at  1/2 of one percent of our average investment capital. Thus, if our operating performance is less than the minimum performance threshold, no incentive will be paid. And finally, 100% of long-term equity-based awards to our executive officers since 2008 have been performance-based, whereby the eventual vesting of the awards are dependent upon our cumulative three year operating performance exceeding a minimum performance threshold over the applicable measurement period. Failure to achieve the minimum performance threshold will result in the deferral and possibly the loss of the vesting on the related performance shares. In all, over 70% of our executive compensation in 2010 was performance-based. Additionally, the compensation committee used its discretion regarding the form of payment from the annual incentive program and determined that it would be appropriate to pay one-half of the 2010 bonus amounts in fully vested common stock. See the Compensation Discussion and Analysis section of this proxy statement for a discussion and analysis of the process for the establishing our executive compensation programs.

The committee believes our executive officers should have an ongoing stake in the long-term success of our business and therefore should have a meaningful portion of their total compensation paid in the form of equity awards. In 2010, we granted an aggregate of 95,657 performance-based stock awards to our executive officers. The awards provided that 50% of the awards will vest at the end of the third full year following the year of grant, provided the company meets the performance criteria over the three-year period, and 50% at the end of the fourth full year following the year of grant, provided the company meets the performance criteria over the preceding three year period. The performance criteria are met if the company’s three-year annualized return on average investment capital exceeds the performance threshold of the higher of the average 10-year U.S. Treasury rate plus 200 basis points or 8.0%. Shares awarded in 2010 will be entitled to dividends equal to the actual per share dividend declared during the period, but unlike performance-based stock awards in prior years, the payment of such dividends will be deferred until the performance conditions of the underlying shares have been met. If the company fails to exceed the performance threshold at any vesting date, vesting will be deferred and re-measured the following year. All unvested shares and the right to receive the deferred dividend will expire if the performance criteria for the final three-year measurement period ending December 31, 2017 are not met.

Outstanding Equity Awards at Fiscal Year-End*

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
A. Jacobs	—	—		—	—	—		—	36,977	(a)	465,540
	—	—		—	—	—		—	32,100	(b)	404,139
	—	—		—	—	—		—	41,000	(c)	516,190
	—	—		—	—	23,332	(d)	293,750	—		—
	37,500	12,500	(e)	10.58	05-07-17	—		—	—		—
	—	—		—	—	11,250	(f)	141,638	—		—
	12,500	—		7.58	04-24-16	—		—	—		—

P. Reinsch	—	—		—	—	—		—	20,364	(a)	256,383
	—	—		—	—	—		—	17,678	(b)	222,566
	—	—		—	—	—		—	22,900	(c)	288,311
	—	—		—	—	15,332	(d)	193,030	—		—
	18,750	6,250	(e)	10.58	05-07-17	—		—	—		—
	—	—		—	—	7,500	(f)	94,425	—		—
	6,250	—		7.58	04-24-16	—		—	—		—

R. Spears, Jr.	—	—		—	—	—		—	25,187	(a)	317,104
	—	—		—	—	—		—	21,865	(b)	275,280
	—	—		—	—	—		—	27,500	(c)	346,225
	—	—		—	—	23,332	(d)	293,750	—		—
	18,750	6,250	(e)	10.58	05-07-17	—		—	—		—
	—	—		—	—	11,250	(f)	141,638	—		—
	6,250	—		7.58	04-24-16	—		—	—		—

M. Brown	—	—		—	—	—		—	13,129	(a)	165,294
	—	—		—	—	—		—	11,397	(b)	143,488
	—	—		—	—	—		—	14,700	(c)	185,073
	—	—		—	—	11,332	(d)	142,670	—		—
	11,250	3,750	(e)	10.58	05-07-17	—		—	—		—
	—	—		—	—	3,750	(f)	47,213	—		—
	3,750	—		7.58	04-24-16	—		—	—		—

*	Column for option-based “Equity Incentive Plan Awards” has been omitted because it was not applicable.
(a)	Amount represents the number of performance-based shares granted on December 16, 2010, with original vesting of 50% of the shares following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2013. The remaining 50% of the shares vest following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2014. Such shares will be entitled to dividends equal to the actual per share dividend declared during the period, but the payment of such dividends will be deferred until the performance conditions of the underlying shares have been met. If the company fails to exceed the performance threshold at any vesting date, such vesting will be deferred and re-measured the following year. Any remaining unvested shares and the right to receive the deferred dividends will expire if the performance criteria for the final three-year measurement period ending December 31, 2017 are not met.
(b)	Amount represents the number of performance-based shares granted on December 15, 2009, with original vesting of 50% of the shares following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2012. The remaining 50% of the shares vest following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2013. Such shares are paid dividends equal to the actual per share dividend declared during the period. If the company fails to exceed the performance threshold at any vesting date, such vesting will be deferred and re-measured the following year. Any remaining unvested awards will expire if the performance criteria for the final three-year measurement period ending December 31, 2016 are not met.
(c)	Amount represents the number of performance-based shares granted on December 16, 2008, with original vesting of 50% of the shares following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2011. The remaining 50% of the shares vest following satisfaction of specified performance criteria pertaining to a three-year measurement period ending December 31, 2012. Such shares are paid dividends equal to the actual per share dividend declared during the period. If the company fails to exceed the performance threshold at any vesting date, such vesting will be deferred and re-measured the following year. Any remaining unvested shares will expire if the performance criteria for the final three-year measurement period ending December 31, 2015 are not met.

(d)	Shares originally granted on December 27, 2007 with a vesting term of six years. Amount represents the remaining unvested shares which will vest proportionally on each January 2 of 2011, 2012, 2013 and 2014.
(e)	Option award originally granted on May 7, 2007 with a vesting term of four years. Amount represents the remaining unexcercisable options vesting on May 7, 2011.
(f)	Shares originally granted on December 14, 2006 with a vesting term of four years. Amount represents the remaining unvested shares which will vest on January 2, 2011.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(a)
A. Jacobs	—	—	17,084	233,196
P. Reinsch	—	—	11,334	154,709
R. Spears, Jr.	—	—	17,084	233,196
M. Brown	—	—	6,584	89,872

(a)	Amounts represent the dollar value realized upon vesting based on the closing market price of our common shares on the related vesting date.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(a)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(b)
A. Jacobs	132,600	117,900	133,038	—	1,323,821
P. Reinsch	76,200	61,500	95,873	—	759,767
R. Spears, Jr.	100,800	86,100	113,841	—	1,064,223
M. Brown	48,900	34,200	29,010	—	336,830

(a)	Amounts included in the “Summary Compensation Table” of this proxy statement.
(b)	Amounts include all employer contributions made since inception of the Deferred Compensation Plan, as follows:

Name	2010	Previous Years	Total
A. Jacobs	$117,900	$386,414	$504,314
P. Reinsch	61,500	153,101	214,601
R. Spears, Jr.	86,100	246,696	332,796
M. Brown	34,200	58,200	92,400

Narrative Disclosure to Nonqualified Deferred Compensation Table

The nonqualified Deferred Compensation Plan is designed to allow employees, regardless of pay, to achieve the same retirement income as a percentage of final pay as is available to all employees having the same tenure. Because Internal Revenue Code Section 401(a)(17) limits the amount of compensation able to be considered to determine contributions for our tax-qualified 401(k) plan, we have established a nonqualified Deferred Compensation Plan to allow our executive officers to contribute beyond this limitation for qualified plans in order to afford these employees the comparable benefit provided to other employees. In 2010, this maximum amount of income able to be considered for tax-qualified plans was $245,000. The compensation committee of our board administers the plan.

Participants in the plan may elect to defer up to 60% of base salary and 100% of any bonus into a deferral account. We will contribute into each participant’s deferral account a matching amount equal to 50% of the participant’s voluntary contribution of up to a maximum of 6% of the participant’s compensation that exceeds the maximum compensation able to be considered for tax-qualified plans, as discussed above. We may also, but are not required to, credit to deferral accounts a supplemental matching contribution of 3% of the participant’s compensation, but only on compensation that exceeds the maximum compensation able to be considered for tax-qualified plans, as discussed above. Vesting in the amounts contributed by us into the deferral account is determined on the same service-based vesting schedule used in our 401(k) plan, which provides for annual vesting ratably over a participant’s initial five years of service. Participant deferral accounts are considered a part of our general assets and participants are considered unsecured creditors.

Participants may designate the manner in which deferral accounts are invested solely among options designated by us for this purpose, currently in publicly-traded mutual funds. Participants may change their investment designations among the offered mutual funds at any time upon proper notice to the plan administrator. We may change the deemed investment options at any time, but in no event will the deemed investment options made available to participants consist of our common stock. Absent a previously established distribution schedule or unforeseeable emergency, no distributions will be made to a participant until retirement or an earlier termination of service. Distributions at retirement or termination of service are made in the form of a single lump sum payment except for any compensation for which a special distribution schedule has been established, which may provide for installments over a period of time not greater than five years.

Potential Payments Upon Termination or Change-in-Control

Name	Executive Benefits and Payments upon Termination	Voluntary or For-Cause Involuntary Termination or Retirement ($)	Involuntary Not-for- Cause Termination ($)	Termination from Dissolution or Liquidation ($)	Change-in- Control or Death ($)
A. Jacobs	Severance Payment Agreement(a)	—	2,070,000	2,070,000	2,070,000
	Vested Account Balance of Nonqualified
	Deferred Compensation(b)	1,323,821	1,323,821	1,323,821	1,323,821
	Previously Vested Option Awards(c)	91,031	91,031	91,031	91,031
	Acceleration of Unvested Stock Awards(d)	—	—	435,388	1,821,257
	Acceleration of Unvested Option Awards(e)	—	—	25,125	25,125

		1,414,852	3,484,852	3,945,365	5,331,234

P. Reinsch	Severance Payment Agreement(a)	—	760,000	760,000	760,000
	Vested Account Balance of Nonqualified
	Deferred Compensation(b)	759,767	759,767	759,767	759,767
	Previously Vested Option Awards(c)	69,000	69,000	69,000	69,000
	Acceleration of Unvested Stock Awards(d)	—	—	287,455	1,054,715
	Acceleration of Unvested Option Awards(e)	—	—	12,563	12,563

		828,767	1,588,767	1,888,785	2,656,045

R. Spears, Jr	Severance Payment Agreement(a)	—	940,000	940,000	940,000
	Vested Account Balance of Nonqualified
	Deferred Compensation(b)	1,064,223	1,064,223	1,064,223	1,064,223
	Previously Vested Option Awards(c)	69,000	69,000	69,000	69,000
	Acceleration of Unvested Stock Awards(d)	—	—	435,388	1,373,997
	Acceleration of Unvested Option Awards(e)	—	—	12,563	12,563

		1,133,223	2,073,223	2,521,174	3,459,783

M. Brown	Severance Payment Agreement(a)	—	367,500	367,500	367,500
	Vested Account Balance of Nonqualified
	Deferred Compensation(b)	336,830	336,830	336,830	336,830
	Previously Vested Option Awards(c)	41,400	41,400	41,000	41,000
	Acceleration of Unvested Stock Awards(d)	—	—	189,883	683,738
	Acceleration of Unvested Option Awards(e)	—	—	7,538	7,538

		378,230	745,730	943,151	1,437,006

(a)

In December 1999, we entered into a severance payment agreement with each person employed by us at that time, and we entered into an amended severance payment agreement with Mr. Jacobs, our CEO, on February 23, 2004 (together, the “covered employees”). Pursuant to these agreements, in the event a covered employee’s employment with us is terminated by us for any reason other than those described below, that covered employee will receive a lump sum severance payment determined as follows: three times base annual salary for the President and CEO; two times base annual salary for Executive Vice Presidents; one and one-half times base annual salary for Senior Vice Presidents and Vice Presidents; and one times base annual salary for Assistant Vice Presidents and all other employees. Cash payments on dividend equivalents rights are excluded for purposes of calculating the lump sum severance payments. A covered employee will not be entitled to a severance payment under the severance payment agreement if (i) the covered employee voluntarily terminates his or her employment, other than because of a reduction in that covered employee’s base salary or officer grade, or a relocation of that covered employee which requires travel from his or her primary residence to such new location of an additional 50 or more miles each way; (ii) the covered employee fails to return to work following an approved leave of absence or (iii) we terminate the covered employee for cause.

(b)	Amount represents the vested account balance of each executive officer as shown in the “Aggregate Balance at Last Fiscal Year-End” column of the Nonqualified Deferred Compensation table on page 33. The amounts are shown as a single lump sum payment regardless of whether an election to receive such payments over time has been made.
(c)	Amount represents the value to be realized assuming the exercise on December 31, 2010 of previously vested option awards.
(d)	Amount, if any, represents the market value of unvested stock awards on December 31, 2010, assuming the maximum amount of unvested shares will vest, as appropriate. Unvested stock awards and the right to receive deferred dividends, as appropriate, will expire in the event the executive officer leaves us for any reason, including termination by reason of voluntary or involuntary discharge, disability or retirement or the executive officer reduces his scheduled work hours per week (subject to management’s discretion), except in the event of a change-in-control, dissolution or liquidation of our company, or death of the executive officer. In the event of a change in control of the company, all unvested stock awards will automatically vest in full, including the right to receive deferred dividends, as appropriate. In the event of a dissolution or liquidation of the company, unvested service-based stock awards will automatically vest in full, unvested performance-based stock awards will expire. In the event of death of the executive officer, unvested service-based stock awards will automatically vest in full and up to all unvested stock awards may vest in full after the performance criteria established for the award are met.
(e)	Amount, if any, represents the value to be realized assuming the exercise on December 31, 2010 of the unvested portion of the option awards. No option awards shall vest after the executive officer leaves us for any reason, including termination by reason of voluntary or involuntary discharge, disability or retirement, or the executive officer reduces his scheduled work hours per week (subject to management’s discretion), except in the event of a change-in-control, dissolution or liquidation of our company, or death of the executive officer, in which case all outstanding unvested option awards will automatically vest in full.

EQUITY COMPENSATION PLANS

The following table summarizes the total number of outstanding securities in each of our equity compensation plans and the number of securities remaining for future issuance, as well as the weighted-average exercise price of all outstanding equity awards as of December 31, 2010.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by stockholders:
1994 Flexible Long-Term Incentive Plan(a)	10,000	$14.41	—
Amended and Restated 2004 Flexible Long-Term Incentive Plan	248,750	10.47	1,366,262
Equity compensation plans not approved by stockholders:
1997 Flexible Long-Term Incentive Plan(b)	29,375	9.26	—

	288,125	10.48	1,366,262

(a)	Equity awards are no longer issued from the 1994 Flexible Long-Term Incentive Plan, which expired April 22, 2004.
(b)	Equity awards are no longer issued from the 1997 Flexible Long-Term Incentive Plan, which expired on April 18, 2007.

AUDIT COMMITTEE

Our audit committee is governed by a written charter adopted by our board and is composed of three independent directors, each of whom has been determined by our board to be financially literate and independent in accordance with the NYSE listing standards and our Board of Directors’ Guidelines. The charter can be found on our website at www.capstead.com by clicking “Investor Relations,” “Accept” and “Committee Charting.” This report and written charter shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed. The following is the committee’s report regarding the execution of its responsibilities during 2010.

AUDIT COMMITTEE REPORT

The role of the audit committee is to assist the board in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the company and the independence and performance of Ernst & Young LLP, Capstead’s independent registered public accounting firm. As set forth in the committee’s charter, the committee’s job is one of oversight. Management is responsible for the preparation, presentation and integrity of Capstead’s consolidated financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and practices and internal controls and procedures designated to assure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as expressing an opinion on Capstead’s internal control over financial reporting. In addition, Ernst & Young LLP is responsible for reviewing the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and discussing with the committee any issues they believe should be raised with the committee.

The committee met with Ernst & Young LLP to review and discuss the overall scope and plans for the audit of Capstead’s consolidated financial statements and its internal control over financial reporting for the year ended December 31, 2010. The committee has considered and discussed with management and Ernst & Young LLP (both alone and with management present) the audited consolidated financial statements and the overall quality of the company’s financial reporting. The committee also reviewed the report of management contained in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2010, as well as Ernst & Young LLP’s Reports of Independent Registered Public Accounting Firm included therein related to its audit.

In addition, the committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (as adopted by the Public Company Accounting Oversight Board in Rule 3200T) and Ernst & Young LLP has provided the committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the committee concerning independence. The committee has discussed with Ernst & Young LLP their independence and has concluded they are independent from Capstead and its management.

The members of the committee are not currently professionally engaged in the practice of auditing or accounting and as such, cannot be considered experts in the field of auditing or accounting, including in respect of auditor independence. Members of the committee rely, without independent verification, on the information provided to them and on the representations made by management and Ernst & Young LLP. Accordingly, the committee’s activities do not provide an independent basis to determine that management has maintained appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the committee’s considerations and discussions referred to above do not assure that the audit of the Company’s consolidated financial statements has been carried out in accordance with generally accepted auditing standards, that the consolidated financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young LLP is in fact independent.

Based upon the committee’s receipt and review of the various materials and assurances described above and its discussions with management and Ernst & Young LLP, and subject to the limitations on the role and responsibilities of the committee referred to above and in the charter, the committee recommended to the board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, to be filed with the SEC.

AUDIT COMMITTEE Gary Keiser, Chairman Jack Biegler Michael G. O’Neil

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

For purposes of this proxy statement a “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

(i)	Voting power, which includes the power to vote, or to direct the voting of, common shares; and/or

(ii)	Investment power, which includes the power to dispose, or to direct the disposition, of common shares.

A person is also deemed the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security at any time within 60 days of the annual meeting record date.

Security Ownership of Certain Beneficial Owners

The following table sets forth the ownership of common shares for the persons known by us to be beneficial owners of more than 5 percent of our common shares outstanding as of the close of business on February 23, 2011.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Percent of Class
BlackRock Inc.(a) 40 East 52nd Street New York, NY 10022	4,045,610	5.7%

Wells Fargo and Company(b) 420 Montgomery Street San Francisco, CA 94104	5,945,987	8.3%

(a)	The number of common shares beneficially owned as reported on Schedule 13G filed by BlackRock Inc. with the SEC on February 3, 2011. The percent of class is based on 71,591,909 common shares outstanding as of February 23, 2011.
(b)	The number of common shares beneficially owned as reported on Schedule 13G/A filed by Wells Fargo & Company with the SEC on January 14, 2011. The percent of class is based on 71,591,909 common shares outstanding as of February 23, 2011.

Security Ownership of Management

Listed in the following table and footnotes is certain information regarding the beneficial ownership of our common shares as of February 23, 2011, by each of our directors and executive officers listed in the Summary Compensation Table and by all of our directors and executive officers as a group.

	Number of Common Shares Beneficially Owned(a)		Percent of Class
Jack Biegler	37,500	(c)	*
Andrew F. Jacobs	453,290	(b)(d)	*
Gary Keiser	49,839	(c)(d)	*
Paul M. Low	78,459	(c)(d)	*
Christopher W. Mahowald	67,659	(c)	*
Michael G. O’Neil	53,323	(c)(d)	*
Mark S. Whiting	42,800	(c)	*

Phillip A. Reinsch	225,486	(b)(d)	*
Robert R. Spears, Jr.	274,982	(b)	*
Michael W. Brown	146,282	(b)(d)	*

All of our directors and executive officers as a group (10 persons)	1,429,620		2.00

*	Denotes less than 1 percent.
(a)	Amounts include common shares issuable as follows:

	Security Ownership	Right to Acquire
	Series B Shares	Convertible into Common Shares	Exercisable Options
Jack Biegler	—	—	15,000
Andrew F. Jacobs	—	—	62,500
Gary Keiser	—	—	25,000
Paul M. Low	55,380	35,254	15,000
Christopher W. Mahowald	—	—	15,000
Michael G. O’Neil	1,350	858	15,000
Mark S. Whiting	—	—	30,000

Phillip A. Reinsch	5,500	3,500	31,250
Robert R. Spears, Jr.	—	—	31,250
Michael W. Brown	—	—	18,750

All of our directors and executive officers as a group (10 persons)	62,230	39,612	258,750

(b)	Grant amounts below include both vested and unvested stock awards. For a complete description of equity awards see “Outstanding Equity Awards at Fiscal Year-End” on page 32.

Grant	Jacobs	Reinsch	Spears	Brown
December 27, 2007	17,499	11,499	17,499	8,499
December 16, 2008	41,000	22,900	27,500	14,700
December 15, 2009	32,100	17,678	21,865	11,397
December 16, 2010	36,977	20,364	25,187	13,129

	127,576	72,441	92,051	47,725

(c)	Includes 2,000 unvested stock awards granted on April 28, 2010 to Messrs. Biegler, Keiser, Low, Mahowald, O’Neil and Whiting, which vest in full on April 15, 2011.
(d)	Includes shares that may be pledged to secure margin accounts as follows: 200,000 common shares for Mr. Jacobs; 22,839 common shares for Mr. Keiser; 5,072 common shares for Mr. Low; 25,000 common shares and 500 Series B shares for Mr. O’Neil; 90,814 common shares for Mr. Reinsch, and 83,557 common shares for Mr. Brown.

Section 16(a) Beneficial Ownership Reporting Compliance

To our knowledge based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2010, all of our directors, executive officers and beneficial owners of more than ten percent of our common shares were in compliance with Section 16(a) filing requirements.

PROPOSAL TWO – ADVISORY VOTES ON EXECUTIVE COMPENSATION

In the Compensation Discussion and Analysis section of this Proxy Statement we state that our compensation philosophy is to provide “competitive, performance-based compensation to attract, motivate and retain employees vital to our long-term financial success and creation of stockholder value.” We discuss how each element of our executive officers’ compensation (base compensation, annual incentive and long-term equity-based awards) is designed to contain at least one performance-based component, which subjects a significant portion of such compensation to risk of loss or reduction. We also describe a series of policies adopted in 2010 to bolster our pay-for-performance philosophy, including minimum stock ownership requirements and an annual incentive compensation “clawback” provision in the event of certain financial statement restatements.

As required pursuant to Section 14A of the Securities Exchange Act (15 U.S.C. 78 n-1) we are providing stockholders an opportunity to cast two non-binding advisory votes on executive compensation (sometimes referred to as “say on pay”). These proposals allow our stockholders to express their opinions regarding the decisions of the compensation committee with respect to executive compensation. Your advisory vote will serve as an additional tool to guide the compensation committee and the board in continuing to improve the alignment of our executive compensation programs with the interests of the company and our stockholders. The first advisory vote is with regard to our overall executive compensation philosophy. The second advisory vote is with regard to whether the committee executed this philosophy appropriately in making its 2010 compensation decisions. Together, we believe these two votes encompass the executive compensation disclosure requirements of Section 402 of SEC Regulation S-K.

The Board unanimously recommends that stockholders indicate their support of our executive compensation philosophy and the application of such philosophy by voting FOR each of the following resolutions:

RESOLVED, that the stockholders approve the overall executive compensation philosophy as described in the Compensation Discussion and Analysis section of this proxy statement (proposal 2a).

RESOLVED, that stockholders approve the compensation of our executive officers in 2010, as such compensation is disclosed pursuant to the compensation rules of the SEC, included in the Compensation Discussion and Analysis of this proxy statement, accompanying compensation tables and the other narrative executive compensation disclosures required by such rules (proposal 2b).

Because your vote is advisory in nature, it will not have any effect on compensation already paid or awarded to any of our executive officers and will not be binding on the Board. However, the compensation committee will take into account the outcome of each of the votes when considering future executive compensation decisions.

PROPOSAL THREE – ADVISORY VOTE ON FREQUENCY OF VOTES

ON EXECUTIVE COMPENSATION

We are providing stockholders the opportunity to advise us on how often we should conduct a non-binding advisory vote on executive compensation, similar to PROPOSAL TWO in this proxy statement. We are required to submit a non-binding advisory vote on executive compensation to stockholders at least once every three years, but we can do so more often if we choose. Accordingly, we submit the following resolution for stockholders to indicate their preference regarding the frequency of the non-binding, advisory vote on executive compensation:

RESOLVED, that stockholders request that we include a non-binding, advisory vote on executive compensation:

•	Annually (every year),

•	Biennially (every two years), or

•	Triennially (every three years).

There are advantages and disadvantages for each of the frequency options provided above; however, the Board believes the best way to be responsive to stockholder concerns regarding executive compensation matters is to allow stockholders a vote at each annual meeting.

Accordingly, the Board unanimously recommends that stockholders vote on executive compensation “ANNUALLY” beginning with the 2011 annual meeting.

Because your vote is advisory in nature, it will not be binding on or overrule decisions by the board. However, the board will take into account the outcome of this vote when considering the frequency of future advisory votes on executive compensation.

PROPOSAL FOUR – RE-APPROVAL OF THE CAPSTEAD MORTGAGE CORPORATION

SECOND AMENDED AND RESTATED INCENTIVE BONUS PLAN

General

Our board proposes and recommends the re-approval of our Capstead Mortgage Corporation Second Amended and Restated Incentive Bonus Plan. The affirmative vote of a majority of the common shares actually cast on the proposal will be required for authorization.

Our incentive bonus plan is designed to address limitations on the deductibility of our executive compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly-traded corporation to the following individuals who are employed as of the end of the corporation’s tax year: the CEO and the three other executive officers named in our summary compensation table of the corporation’s proxy statement. However, compensation which qualifies as “performance-based” compensation, as defined, is exempt from the $1 million deductibility limitation. In order for compensation granted pursuant to the plan to qualify for this exemption, among other things, the material terms under which the compensation is to be paid must be disclosed to and approved by stockholders every five years in a separate vote prior to payment, and the compensation must be paid solely on account of the attainment of pre-established, objective performance goals.

While the plan is designed to address limitations on the deductibility of our executive compensation, the compensation committee recognizes that the legitimate interests of us and our stockholders may at times be better served by compensation arrangements that are not tax deductible. Accordingly, the compensation committee retains the discretion to provide compensation that may not be tax deductible if it deems it appropriate to recognize and reward performance. Although it is the intention of the compensation committee to operate within the limitations of the plan, we will award annual incentives to our employees if, and only if, the performance goals established by our compensation committee are met.

Description of Our Incentive Bonus Plan

Purpose. The purpose of the plan is to attract and retain highly-qualified employees by providing appropriate performance-based incentive awards and to align employee and stockholder interests by creating a direct link between employee compensation and our success. An additional purpose of the plan is to serve as a qualified performance-based compensation program under Section 162(m) of the Internal Revenue Code in order to maximize our tax deduction for compensation paid under the plan to employees.

Administration. Our compensation committee of which each member is an “outside director” within the meaning of Section 162(m) administers the plan. Our compensation committee will have the authority, in its sole discretion, to administer the plan and may make such rules and regulations and establish such procedures for the administration of the plan as it deems appropriate within the parameters of Section 162(m) and the regulations declared thereunder.

Performance Goals. The compensation committee is required to establish performance goals expressed in terms of the achievement of any of one or more of the following performance measures: earnings, earnings per share, earnings from operations, return on stockholders’ equity, total return (change in stock price plus dividends), modified total return (change in net asset value plus dividends), return on assets, the extent of increase of any one or more of the foregoing over a specified period, or our ranking against a peer group of companies with respect to any one or more of the foregoing. To the extent applicable, such performance goals shall be determined in accordance with generally accepted accounting principles and reported upon by our independent registered public accounting firm. Performance goals shall include a threshold level of performance below which no bonus payment shall be made, and may include levels of performance at which specified percentages of the target bonus shall be paid and a maximum level of performance above which no additional bonus shall be paid. The performance measure or measures and the performance goals established by the compensation committee with respect thereto may be (but need not be) different each plan year and different goals may be applicable to different employees.

Re-Approval. Pursuant to Section 162(m), the original plan, which was approved by stockholders in 1996, must be re-approved by stockholders every five years. Stockholders re-approved the Plan at our annual meetings of stockholders held in 2001 and 2006, and pursuant to Section 162(m), we are again asking stockholders to re-approve the plan at this year’s annual meeting.

Amendments and Termination of the Plan. Our board may from time to time alter, amend, suspend or terminate the plan in whole or in part; provided, however, that no amendment which requires stockholder approval in order for the plan to continue to comply with Section 162(m) will be effective unless it receives the requisite stockholder approval. In addition, the compensation committee may make such amendments as it deems necessary to comply with other applicable laws, rules and regulations.

The board of directors recommends a vote FOR re-approval of the Capstead Mortgage Corporation Second Amended and Restated Incentive Bonus Plan.

PROPOSAL FIVE – RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify our audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Ernst & Young LLP has audited our financial statements since we commenced operations in 1985. Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our by-laws or otherwise. However, our board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the committee will reconsider whether or not to retain them. Even if the selection is ratified, the committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of our stockholders.

Our audit committee is responsible for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm. The committee pre-approves all audit and non-audit services provided to us by our independent registered public accounting firm. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The committee has delegated pre-approval authority to its chair when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date. The committee approved all fees paid to Ernst & Young LLP during the past two years with no reliance on the de minimis exception established by the SEC for approving such services.

Services provided by Ernst & Young LLP during 2010 included the audit of our annual financial statements and our internal control over financial reporting. Services also included the limited review of unaudited quarterly financial information, review and consultation regarding filings with the SEC and the Internal Revenue Service, procedures performed on behalf of our underwriters in connection with public offerings of our common stock, assistance with management’s evaluation of internal accounting controls, and consultation on financial and tax accounting and reporting matters. The committee has considered all fees provided by Ernst & Young LLP to us and concluded their involvement is compatible with maintaining their independence. Fees for fiscal years ended December 31, 2010 and 2009 were as follows:

	Fiscal Year 2010	Fiscal Year 2009
Audit fees	$534,244	$442,000
Audit-related fees	10,164	22,955
Tax fees(a)	7,000	7,000
All other fees	—	—

Total	$551,408	$471,955

(a)	Tax Fees are comprised of an estimated $7,000 for tax compliance for the fiscal year ended December 31, 2010.

Representatives of Ernst & Young LLP will be present at the annual meeting of stockholders, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The board recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011.

RELATED PERSON TRANSACTIONS

We recognize that transactions involving significant relationships between us and our directors, executives or employees can present conflicts of interest and create the appearance that our decisions are based on considerations outside of our best interests and those of our stockholders. Therefore, it is our preference to avoid transactions involving such relationships. Nevertheless, we recognize there are situations where such transactions may not be inconsistent with our best interests and those of our stockholders. Therefore, we have implemented certain policies and procedures intended to allow us to assess the propriety of such transactions.

Pursuant to our Board of Directors’ Guidelines, each of our directors must discuss with our governance & nomination committee any significant transaction that may affect his independence so that the committee can report such transaction to our board, which has the authority to reject or ratify the transaction based upon our best interests and those of our stockholders. Also pursuant to our Board of Directors’ Guidelines, if a proposed transaction involves a director potentially diverting a corporate opportunity from us, the director pursuing such transaction must first present the transaction to our CEO who has the authority to determine our best interests and those of our stockholders with respect to such opportunity. In addition, our Code of Business Conduct and Ethics provides that a related person transaction involving an executive officer must be promptly reported to our board, and such transactions involving an employee or non-executive officer must similarly be reported to our CEO. Our Code of Business Conduct and Ethics also provides that our officers and employees must get our CEO’s authorization before they can divert a business opportunity away from us. In each of these situations our board and our CEO have the authority to determine our best interests and those of our stockholders in relation to such transaction.

For the year ended December 31, 2010 there were no related person transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

STOCKHOLDER PROPOSALS

Any stockholder proposal to be presented at the 2012 annual meeting of stockholders must be received by our stockholder relations department at 8401 North Central Expressway, Suite 800, Dallas, Texas 75225-4404 no later than November 25, 2011 in order to be included in the proxy statement and form of proxy for such meeting. The proposal must comply with SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. As to any proposal a stockholder intends to present to stockholders other than by inclusion in our proxy statement for the 2012 annual meeting, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless we receive notice of the matter to be proposed not later than February 8, 2012. Even if proper notice is received on or prior to February 8, 2012, the proxies named in management’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder(s) making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.

OTHER MATTERS

Our board does not intend to bring any other business before the annual meeting of stockholders, and our board is not aware of any matters to be brought before the meeting other than those described in this proxy statement. As to any other business that may properly come before the meeting, our proxies intend to exercise their discretionary authority to vote on those matters.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the website maintained by the SEC at www.sec.gov. We make available on our website at www.capstead.com, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, investor presentations and press releases, including amendments to such documents as soon as reasonably practicable after such materials are electronically filed or furnished to the SEC or otherwise publicly released. We also make available on our website free of charge charters for the committees of our board, our Board of Directors’ Guidelines, our Code of Business Conduct and Ethics, our Financial Code of Professional Conduct and other company information, including amendments to such documents and waivers, if any, to the codes. Hard copies will be furnished upon written request to Capstead Mortgage Corporation, Attention: Stockholder Relations, 8401 North Central Expressway, Suite 800, Dallas, Texas 75225-4404.

You should rely only on the information contained in this proxy statement to vote on the election of directors, re-approval of the Capstead Mortgage Corporation Second Amended and Restated Incentive Bonus Plan, and ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated March 24, 2011. You should not assume the information contained in this proxy statement is accurate as of any date other than such date, and neither the mailing of this proxy statement to stockholders nor the election of directors or ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm will create any implication to the contrary.

By order of the board of directors,

Phillip A. Reinsch
Secretary

March 24, 2011

CAPSTEAD

Shareowner ServicesSM

P.O. Box 64945

St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below:

COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

1. To elect directors:

01 Jack Biegler

02 Andrew F. Jacobs

03 Gary Keiser

04 Paul M. Low

05 Christopher W. Mahowald

06 Michael G. O’Neil

07 Mark S. Whiting

Vote FOR all nominees (except as marked)

Vote WITHHELD from all nominees

to the board of directors, to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified.

Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.

Please fold here – Do not separate

2a. To consider advisory approval of our compensation philosophy. For Against Abstain

2b. To consider advisory approval of the compensation granted to our executive officers in 2010. For Against Abstain

3. To hold an advisory vote on the frequency of votes on our executive compensation. Annual Biennial Triennial Abstain

4. To re-approve the Capstead Mortgage Corporation Second Amended and Restated Bonus Incentive Plan. For Against Abstain

5. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. For Against Abstain

This proxy, when properly completed and returned, will be voted in the manner directed by the undersigned stockholder. If no direction is given, this proxy will be voted consistent with the recommendations of the Board, and the proxies will use their discretion in voting upon such other business as may properly come before the annual meeting or any adjournment of the meeting, including any matter of which we did not receive timely notice as provided by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

WE BELIEVE VOTING AS RECOMMENDED BY THE BOARD ON EACH OF THE ABOVE PROPOSALS IS IN THE BEST INTEREST OF OUR STOCKHOLDERS (SEE OTHER SIDE OF THIS CARD).

Date , 2011

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy card. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

LBJ-635

North

Northwest Hwy Loop 12

Capstead

N. Central Expy – 75

Caruth Haven Lane

CAPSTEAD MORTGAGE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 4, 2011

9:00 a.m.

8401 N. Central Expressway

Suite 345

Dallas, Texas 75225-4410

The Annual Meeting will be located on the 3rd floor of Capstead’s office tower.

Exit Northwest Highway Loop 12 or Caruth Haven Lane from Interstate 75

Stockholders please note recent regulations at the New York Stock Exchange, which will affect your vote on the election of directors. You must vote your proxy in order for your shares to be counted for the election of directors.

CAPSTEAD

Capstead Mortgage Corporation

8401 N. Central Expressway, Suite 800

Dallas, Texas 75225-4410

Proxy

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF CAPSTEAD MORTGAGE CORPORATION

Proxy for Annual Meeting of Stockholders to be held May 4, 2011

The undersigned, a stockholder of Capstead Mortgage Corporation, a Maryland corporation, hereby appoints Andrew F. Jacobs and Phillip A. Reinsch, as proxies, each with the power of substitution to vote the shares of common stock, which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held at 9:00 a.m., Central time, on May 4, 2011 at 8401 N. Central Expressway, Suite 345, Dallas, Texas and at any adjournment of the meeting. I hereby acknowledge receipt of the notice of annual meeting and proxy statement dated March 25, 2011.

This proxy, when properly completed and returned, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTOR NAMED HEREIN, “FOR” ADVISORY VOTE ON COMPENSATION PHILOSOPHY, “FOR” ADVISORY APPROVAL OF COMPENSATION GRANTED, “ANNUAL” FOR ADVISORY VOTE FREQUENCY, “FOR” APPROVAL OF THE BONUS INCENTIVE PLAN AND “FOR” TO RATIFY THE APPOINTMENT OF ERNST & YOUNG, LLP, AND IN THE DISCRETION OF THE PROXYHOLDER ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OF THE MEETING.

DO NOT FOLD, STAPLE OR MUTILATE

PLEASE RETURN PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.A.

PLEASE VOTE YOUR PROXY PROMPTLY

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET

www.eproxy.com/cmo

Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 3, 2011.

PHONE

1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 3, 2011.

MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.